As filed with the Securities and Exchange Commission May 12, 2000
                                                             File No. 333-71091

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                Amendment No. 3
                     IBF VI - SECURED LENDING CORPORATION
          (Name of small business issuer as specified in its charter)

          Delaware                                             52-2139510
  (State or Other Jurisdiction of                           (IRS Employer
   Incorporation or Organization)                       Identification No.)

                         1733 Connecticut Avenue, N.W.
                             Washington, DC 20009
                                (202) 588-7500
            (Address and telephone number of registrant's principal
              executive offices and principal place of business)

                               Simon A. Hershon
                     IBF VI -- Secured Lending Corporation
                         1733 Connecticut Avenue, N.W.
                             Washington, DC 20009
                                (202) 588-7500
           (Name, address and telephone number of agent for service)

                                  Copies to:

        H. John Steele, Esq.                 Arthur Don, Esq.
        Brown & Wood LLP                     Steve Curtis, Esq.
        1666 K Street, N.W.                  D'Ancona & Pflaum LLC
        Washington, DC  20006-1208           111 East Wacker Drive, Suite 2800
        (202) 533-1460                       Chicago, IL  60601
        (202) 533-1399 fax                   (312) 602-2000
                                             (312) 602-3000 fax

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

The securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]


                        CALCULATION OF REGISTRATION FEE


------------------------- ---------------------- ----------------------- ---------------------- ----------------------
     Title of each               Dollar             Proposed maximum           Proposed
  class of securities           amount to               offering           maximum aggregate          Amount of
    to be registered          be registered          price per unit         offering price        registration fee
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
     10.25% Bonds-
        Series A               $50,000,000               $1,000               $50,000,000             $13,900*


*Previously paid.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                     IBF VI - SECURED LENDING CORPORATION
             Cross-Reference Sheet Showing Location in Prospectus,
            Filed as Part of Registration Statement, of Information
                             Required by Form SB-2

Item
Number in
Form SB-2        Item Caption in Form SB-2                                                Location in Prospectus
---------        -------------------------                                                ----------------------
       1         Front of Registration Statement and Outside Front Cover of Prospectus    Front Cover Page

       2         Inside Front and Outside Back Cover Pages of Prospectus................  Inside Front Cover Page; Back Cover
                                                                                          Page

       3         Summary Information and Risk Factors...................................  Prospectus Summary; Risk Factors

       4         Use of Proceeds........................................................  Use of Proceeds

       5         Determination of Offering Price........................................  Not Applicable

       6         Dilution...............................................................  Not Applicable

       7         Selling Security Holders...............................................  Not Applicable

       8         Plan of Distribution...................................................  Front Cover Page; Plan of Distribution

       9         Legal Proceedings......................................................  Management

      10         Directors, Executive Officers, Promoters and Control Persons...........  Prospectus Summary; Certain
                                                                                          Relationships and Related Transactions

      11         Security Ownership of Certain Beneficial Owners and Management.........  Prospectus Summary; Certain
                                                                                          Relationships and Related Transactions

      12         Description of Securities..............................................  Description of the Bonds; Cover Page
                                                                                          of Registration Statement; Cover Page
                                                                                          of Prospectus; Prospectus Summary;
                                                                                          Risk Factors; Investor Suitability and
                                                                                          Minimum Investment Requirements;
                                                                                          Subscription

      13         Interest of Named Experts and Counsel..................................  Not Applicable

      14         Disclosure of Commission Position on Indemnification for Securities
                 Act Liabilities........................................................  Risk Factors

      15         Organization within Last Five Years....................................  Prospectus Summary; Certain
                                                                                          Relationships and Related Transactions

      16         Description of Business................................................  Front Cover Page; Prospectus Summary;
                                                                                          Management's Discussion and Analysis
                                                                                          of Liquidity and Capital Resources;
                                                                                          Management; Certain Relationships and
                                                                                          Related Transactions; Risk Management;
                                                                                          Operating Policies and Objectives; IBF
                                                                                          VI Guidelines; Risk Factors;
                                                                                          Additional Information

      17         Management's Discussion and Analysis or Plan of Operation..............  Operating Policies and Objectives;
                                                                                          Management's Discussion and Analysis
                                                                                          of Liquidity and Capital Resources

      18         Description of Property................................................  Prospectus Summary; Risk Factors; Use
                                                                                          of Proceeds; IBF VI's Guidelines;
                                                                                          Management; Certain Legal Aspects of
                                                                                          Mortgage Loans and Real Property
                                                                                          Investments

      19         Certain Relationships and Related Transactions.........................  Management; Certain Relationships and
                                                                                          Related Transaction

      20         Market for Common Equity and Related Stockholder Matters...............  Prospectus Summary; Certain
                                                                                          Relationships and Related Transactions

      21         Executive Compensation.................................................  Not Applicable

      22         Financial Statements...................................................  Appendix I to the Prospectus

      23         Changes In and Disagreements With Accountants on Accounting and Final    Not Applicable
                 Disclosure.............................................................

      24         Indemnification of Officers and Directors..............................  Part II of Registration Statement

      25         Other Expenses of Issuance and Distribution............................  Part II of Registration Statement

      26         Recent Sales of Unregistered Securities................................  Part II of Registration Statement

      27         Exhibits...............................................................  Exhibits to Registration Statement

      28         Undertakings...........................................................  Part II of Registration Statement


The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS                                                             [LOGO]

                                  $50,000,000
                     IBF VI - SECURED LENDING CORPORATION
                            10.25% BONDS - SERIES A

         IBF VI - Secured Lending Corporation is offering its 10.25% Bonds - Series A, due December 31, 2006. There is no market for you to resell your bonds.

         See "Risk Factors" beginning on page 3 for certain information you should consider before you purchase bonds.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.




                                                       Price To               Sales               Proceeds To
                                                        Public              Commission              Company

Per bond                                                    100%                   8%                     92%
Minimum                                                 $500,000              $40,000                $460,000
Maximum                                              $50,000,000           $4,000,000             $46,000,000


         The offering is made through National Securities Corporation, as underwriter on a best efforts basis. If less than $500,000 of bonds are sold within three months following the date of this prospectus, or within six months following the date of this Prospectus, unless we and the Underwriter elect an extension, all proceeds raised will be promptly returned to investors with interest. All proceeds from the sale of bonds will be placed in escrow pending investment by IBF VI - Secured Lending Corporation ("IBF VI") or return to investors. If the earliest of the date on which minimum amount of bonds is sold within the date on which the initial offering period, then the offering will continue until the earliest of the date on which the maximum amount of bonds are sold, the date on which IBF VI elects to terminate this offering in its sole discretion, or June 30, 2001.

                        NATIONAL SECURITIES CORPORATION
                       875 N. Michigan Ave., Suite 1560
                            Chicago, Illinois 60611
                                 312-751-8833


             The date of this Prospectus is _______________, 2000.

                               TABLE OF CONTENTS


PROSPECTUS SUMMARY................................................................................................1

RISK FACTORS......................................................................................................2

DESCRIPTION OF THE BONDS.........................................................................................15

FORWARD-LOOKING STATEMENTS.......................................................................................20

USE OF PROCEEDS..................................................................................................20

MANAGEMENT'S DISCUSSION AND ANALYSIS OF LIQUIDITY AND CAPITAL RESOURCES..........................................21

OPERATING POLICIES AND OBJECTIVES................................................................................21

IBF VI's GUIDELINES..............................................................................................22

RISK MANAGEMENT..................................................................................................28

MANAGEMENT.......................................................................................................30

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...................................................................36

CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS AND REAL PROPERTY INVESTMENTS............................................37

PLAN OF DISTRIBUTION.............................................................................................38

INVESTOR SUITABILITY AND MINIMUM INVESTMENT REQUIREMENTS; SUBSCRIPTION PROCEDURES................................39

LEGAL MATTERS....................................................................................................41

EXPERTS..........................................................................................................41

ADDITIONAL INFORMATION...........................................................................................41

APPENDIX I - FINANCIAL STATEMENTS...............................................................................F-1

APPENDIX II - SUBSCRIPTION AGREEMENT...........................................................................II-1

                         PROSPECTUS SUMMARY

         IBF VI - Secured Lending Corporation ("IBF VI") is a Delaware corporation organized in June 8, 1998. IBF VI changed its name from IBF VI Participating Income Corporation on May 11, 2000. IBF VI is a direct, wholly owned subsidiary of InterBank Funding Corporation, a Delaware corporation ("InterBank"). The stockholders of InterBank are Simon A. Hershon and Ehud D. Laska, who are both officers and directors of IBF VI. IBF Management Corp. ("IBF Management"), an affiliate of InterBank, through its affiliate InterBank Consultants, Inc. ("IB Consultants"), will provide administrative and support services to IBF VI for a fee. The principal offices of IBF VI, IBF Management, IB Consultants and InterBank are located at 1733 Connecticut Avenue, N.W., Washington, DC 20009, telephone number (202) 588-7500.

         IBF VI will engage either directly, or through one or more wholly owned affiliates, including IBF VI SPV, in one or more of the following businesses:

         o Purchasing and originating loans secured at least 100% by value of commercial and residential real estate, which may include distressed properties, properties located outside the United States and residential mortgage loans made to borrowers whose credit standing would not qualify them for bank or Fannie Mae or Freddie Mac guidelines;

         o Purchasing and originating other commercial real estate related loans;

         o Purchasing and originating commercial loans that are collateralized by non-real estate property;

         o Investing in subordinated interests in residential or commercial mortgage-backed securities;

         o Issuing nonrecourse mortgage-backed securities and entering into short-term financings secured by, and used to finance the purchase of, its loans;

         o   Issuing the bonds offered hereby;

         o Through a management agreement with its affiliate, IBF Management Corp., and through management or servicing agreements with one or more unaffiliated parties, manage and service the loans.

         IBF VI's investment objective is to purchase and originate loans that will produce an average annual percentage rate of return of at least 18 percent. IBF VI will attempt to obtain such yields through a combination of origination fees, stated interest, discount fees and leverage. This strategy requires that IBF VI originate or acquire certain non-conforming loans, distressed loans, subordinated interests in pools of loans and enter into substantial leverage, all of which will typically involve a high degree of risk. Management has broad discretion in selecting the investments IBF VI will acquire or make.

The Offering

Bonds Offered                Up to $50,000,000 aggregate principal amount of
                             10.25% Bonds - Series A, due December 31, 2006.
                             The bonds will be general unsecured debt of IBF
                             VI. Although not currently subordinated in right of payment to any other obligations of IBF VI, circumstances may arise where IBF VI could participate in loan investment opportunities by leveraging a portion of its participation through debt obligations issued by IBF VI secured by the loan investments, which would be senior in right of payment to the bonds.

Denomination                 The minimum principal amount of bonds you can
                             purchase is $5,000 unless there is a higher requirement in your state of residence. However, the minimum purchase for Individual Retirement
                             Accounts and Keogh Plans is $2,000. After the minimum purchase, sales will be made in increments of $1,000.

Maturity Date                The bonds mature December 31, 2006.

Interest Interest at the stated rate of 10.25% per annum is payable quarterly, unless you purchase more than $15,000 of bonds and elect to receive interest monthly. Stated interest will have a priority in payment over management fees due to IBF
                             Management for the same period.

Interest Reinvestment        Bondholders may elect to reinvest monthly interest
                             payment in additional bonds, to the extent permitted by applicable law. The reinvested interest will accrue for the benefit of the investor as of the interest payment date, and the total amount of the interest payments over the year, with interest compounded on the reinvested amount, will be added to the principal amount of the Holder's bond on December 31 of each year.

Redemption                   IBF VI may redeem any portion of your bonds from
                             time to time after June 30, 2001. Your bonds may be tendered for redemption in the limited circumstances of your death or hardship circumstances, subject to certain conditions.

No Rating                    The bonds are not rated.

Indenture Trustee,           Continental Stock Transfer & Trust Company.
Payment Agent and
Registrar


                                 RISK FACTORS

You will not receive the full amount of your investment if IBF VI is unsuccessful in achieving its investment objectives

         IBF VI was recently formed and has not purchased any loans or made any investments. Consequently, there is no history of operations on which to predict future operations. IBF VI may not be successful in fully implementing its business plan or achieving profitable operations. IBF VI has no other assets than its anticipated loans and investments with which to repay your bonds. Therefore, if IBF VI does not obtain its desired returns on its investments, you may not receive the entire amount of your bonds. IBF VI will not be able to repay the full amount of principal and interest on your bonds in their entirety if it does not achieve approximately 15% yield to maturity on the loan investments.

IBF VI's ability to repay your bonds will be impaired if management does not identify adequate loans for investment

         IBF VI has broad discretion in the types of loans and investments that may be originated or acquired. You will make your investment in the bonds prior to the time loans and investments are actually acquired by management. If you choose to purchase bonds, you will be relying upon the ability of management to acquire and make loans consistent with IBF VI's investment objectives for the repayment of your bonds.

Collateral on loans and investments may not be sufficient or liquidation proceeds received timely enough to allow IBF VI to achieve the yield on its investments required to repay the bonds

         IBF VI will acquire and make loans and investments primarily on the basis of IBF VI's assessment of the value of the collateral pledged as security, which in most cases will be real estate or mortgages. If IBF VI's evaluation of the collateral is incorrect, it fails for any reason to hold a perfected security interest, the collateral loses value or the process of collection on the collateral is longer or more costly than anticipated when the investment is acquired, IBF VI may not be able to recover the full amount of the related investment or achieve its targeted rates of return.

IBF VI may not always be able to pay interest payments on your bonds

         IBF VI intends to pay interest on your bonds out of interest and fee income from its loans and investments. If the loans and investments do not produce sufficient revenue in any period to pay the interest for that period, interest may be paid from funds raised in this offering and placed in reserve or held as working capital. If no reserves or working capital are available, IBF VI will not be able to make interest payments on the bonds when due.

IBF VI may not be able to pay principal at the maturity of your bonds

         IBF VI must liquidate its loans and investments beginning in calendar year 2005 in order to have sufficient capital to pay the principal on your bonds at maturity. However, the nature of the loans and investments, general economic conditions, or other factors beyond the control of IBF VI may inhibit its ability to liquidate its loans and investments or may require such liquidation to occur at substantial discounts. In these circumstances, IBF VI might not be able to meet its principal payment obligations under the bonds.

Adverse changes in general economic conditions can adversely affect IBF VI's business

         IBF VI's success is dependent upon the general economic conditions in the geographic areas in which its loans and investments will be located. Adverse changes in the economic conditions of any region in which IBF VI conducts substantial business will likely have an adverse effect on real estate values, interest rates and, accordingly, IBF VI's business.

         There are no limits on the amount of assets that IBF VI may acquire in any region of the country. If IBF VI were to concentrate its investment activity in any particular region or regions, its performance and ability to repay your bonds likely would be affected significantly by future economic conditions in such region or regions.

Significant competition may affect adversely IBF VI's ability to acquire assets at favorable spreads relative to bond rate

         In originating and acquiring its loans and investments, IBF VI will compete with real estate investment trusts, investment banking firms, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, other lenders, and other entities purchasing similar assets, many of which have established operating histories and procedures, may have access to greater capital and other resources, and may have other advantages over IBF VI in conducting certain businesses and providing certain services. Increased competition for the acquisition of real properties, mortgage loans and mortgage-backed securities or a diminution in the available supply could result in higher prices and thus lower yields on such real properties, mortgage loans and mortgage-backed securities which could further narrow the yield spread over borrowing costs. In addition, IBF VI's competitors may seek to establish relationships with the financial institutions and other firms from whom IBF VI intends to acquire some of its loans and investments. IBF VI may not be able to acquire sufficient loans and investments at spreads above IBF VI's cost of funds to achieve IBF VI's yield objectives and to repay the bonds in full.

Non-performing loans are risky investments and may cause IBF VI to suffer losses or delays in payment on the loans, resulting in the inability to fully repay the bonds

         IBF VI plans to acquire non-performing loans secured by real estate or other non-real estate assets. Non-performing loans may entail a higher risk of loss or delayed payment than loans typically extended by commercial banks. In the event IBF VI experiences higher losses or delays in payment on non-performing loans than expected, it may be unable to fully repay the bonds.

IBF VI may suffer greater losses due to the potential lack of diversification of the loans and investments

         If bond proceeds are less than expected, IBF VI will be limited in its ability to diversify its loan portfolio. The lack of sufficient diversification and the dependence on a small number of loans and investments creates the risk that the non-performance (or, in the case of a non-performing loan acquired by IBF VI, lower than expected net liquidation proceeds) of any one loan could have a substantial adverse effect on the financial condition of IBF VI and its ability to repay the bonds.

The existence of conflicts of interest could compromise the quality of IBF VI's loans and investments and the return on investment for IBF VI

         Simon A. Hershon and Ehud D. Laska, both officers and directors of IBF VI, are the owners of InterBank, which is the sole stockholder of IBF VI. Simon A. Hershon is also the sole stockholder of IBF Management and IB Consultants. There are conflicts of interest inherent in the relationships between IBF VI and its affiliates.

        o InterBank owns other business entities that acquire and make loans for their own accounts, and many investments appropriate for IBF VI also will be appropriate for these other accounts.

        o IBF VI may make loans to affiliates of InterBank or acquire investments from InterBank. There is a potential conflict of interest when management has an interest in the lender and the borrower.

        o IBF VI will pay each of Coleman Securities and IBF Securities (each an affiliate of InterBank) a fee for participating in the offering of the bonds.

         IBF VI may purchase substantial assets from InterBank and its affiliates. Many of such assets will not have a readily determinable fair market value and independent valuations may not be sought. Under the indenture governing the bonds, however, loan transactions with (including acquisitions from) affiliates of IBF VI must be effected on an arms' length basis and on at least as favorable terms to IBF VI as would be made available to IBF VI from third party borrowers or sellers. Nevertheless, these conflicts of interest may be difficult, if not impossible, to resolve in all cases in the best interests of IBF VI, which could adversely affect its business.

IBF VI's success will depend on the services of external management

         IBF VI will contract with IBF Management to manage the day-to-day business affairs of IBF VI and will rely on IBF Management as its principal source of investment opportunities. In addition, IBF VI does not expect to employ full-time personnel and expects to rely on the facilities, personnel and resources of IBF Management and IB Consultants, with whom IBF Management will subcontract for services, to conduct its operations. Thus, IBF VI's success will depend on the services of IBF Management and IB Consultants and its officers and employees. Certain officers, directors and employees of IBF VI and IBF Management and IB Consultants have experience in creating, evaluating, acquiring and managing commercial mortgage loans, and other real estate related investments. IBF Management is expected to have significant latitude as to the types of assets it may determine to be proper investments for IBF VI. IBF VI's success will depend in part on the continuing ability of IBF Management and IB Consultants to hire and retain knowledgeable personnel and IBF Management's ability to cause such personnel to focus their attention on the affairs of IBF VI rather than the affairs of its other affiliates. The ability of IBF Management and IB Consultants to attract and retain such personnel may be affected, in turn, by IBF Management's continued financial strength. Finally, IBF VI is subject to the risk that IBF Management will terminate the Management Agreement and that no suitable replacement will be found to manage IBF VI.

Covenants that protect bondholders' rights in the indenture are very limited and give IBF VI wide latitude to make investments

         The covenants in the indenture are limited and do not restrict the operations of IBF VI to enhance profits or cash flow for the payment of interest on the bonds. IBF VI's ability and discretion to make investments are essentially unlimited within the parameters described herein. As a result, you will be dependent for repayment on your bonds on management's judgment regarding individual investments as well as the overall risk profile of IBF VI's assets.

A default by IBF VI in paying interest or principal on your bonds could result in the acceleration of the maturity of your bonds and a termination of your investment

         If IBF VI defaults in its obligation to pay you interest or principal on the bonds or there is a default under the indenture, the indenture trustee or the holders of 30% of the outstanding bonds acting together may accelerate the due date of all principal and interest on the bonds. Although the holders of a majority of the bonds outstanding could vote to waive the default, if they are unwilling to do so your investment in the bonds would be terminated through prepayment, which may or may not result in full payment on the bonds, even if you would prefer that your investment continue until the original maturity.

You may never be able to resell your bonds because there is no secondary market for bonds

         There is no public market for the bonds. Accordingly, you may never be able to resell your bonds and should purchase the bonds only if you are prepared to make a long-term investment with the expectation of holding the bonds until maturity.

A material portion of the proceeds of the offering will be used to pay offering expenses, organizational costs and equipment acquisition costs to operate IBF VI's business

         A substantial amount of the proceeds of the offering will be used to pay offering expenses, organizational expenses, equipment acquisition costs and other expenditures. Therefore, the amount of loan and investment collateral available to earn returns and to secure the payments on the bonds will be substantially less than the principal amount of the bonds, and might never be sufficient to repay the bonds. IBF VI will be required to earn substantially higher rates of return on its loans and investments than the stated interest rates on the bonds in order to be able to repay the bonds in full.

Environmental risks of ownership of properties could impair IBF VI's ability to repay your bonds

         Operating costs and the value of real property may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations and future legislation. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Therefore, an environmental liability could have a material adverse effect on the underlying value of the real property securing a loan or investment and on IBF VI's income and cash available for payment to bondholders. However, IBF VI is not aware of any necessary environmental remediation or other environmental liabilities with respect to the real properties underlying the loans being considered for acquisition with the net proceeds from the offering.

         IBF VI generally obtains Phase I environmental assessments on commercial real estate properties prior to the origination or acquisition of the related loan. The purpose of Phase I environmental assessments is to identify existing and potential environmental contamination that is made apparent from historical reviews of the properties, reviews of certain public records, preliminary investigations of the sites and surrounding properties and screening for the presence of hazardous substances, toxic substances and underground storage tanks. However, IBF VI will exercise its judgment on this issue and may choose not to obtain Phase I environmental assessments on certain commercial properties prior to their acquisition or origination and to purchase loans without Phase I environmental assessments on the underlying property if it deems that to do so is prudent (e.g., the loan size is too small to justify the cost of such assessment). Further, even if a Phase I environmental assessment is obtained, the assessment may not reveal all existing and potential environmental risks and liabilities, and there may be unknown material environmental obligations or liabilities.

IBF VI's insurance will not cover all losses

         IBF VI intends, and will require borrowers under commercial mortgage loans, to maintain comprehensive insurance on each of the commercial properties and residential properties, including liability and fire and extended coverage, in amounts sufficient to permit the replacement of the properties in the event of a total loss, subject to applicable deductibles. IBF VI will endeavor to obtain, or cause to be obtained, coverage of the type and in the amount customarily obtained by owners of properties similar to the commercial properties and residential properties. There are certain types of losses, however, generally of a catastrophic nature, such as earthquakes, floods and hurricanes, that may be uninsurable or too costly to justify insuring. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace a property if it is damaged or destroyed. Under such circumstances, the insurance proceeds received by IBF VI might not be adequate to restore its economic position with respect to the affected commercial property and residential properties.

Interest rate changes may adversely affect IBF VI's investments

         IBF VI's operating results depend in part on the difference between the interest income earned on interest-earning assets and the interest expense on your bonds. Changes in the general level of interest rates can affect IBF VI's income by affecting the spread between IBF VI's interest-earning assets and interest-bearing liabilities, as well as, among other things, the value of IBF VI's interest-earning assets and its ability to realize gains from the sale of assets and the average life of IBF VI's interest-earning assets.

         The value of subordinated investments in mortgage-backed securities ("Subordinate MBS") is significantly affected by prepayment rates on the mortgage loans comprising the mortgage collateral for such securities. Prepayment rates on Subordinate MBS are influenced by changes in current interest rates and a variety of economic, geographic and other factors, and cannot be predicted with certainty. In periods of declining mortgage interest rates, prepayments on Subordinate MBS generally increase. If general interest rates also decline, reinvestments by IBF VI during such periods are likely to be reinvested at lower interest rates than IBF VI was earning on the Subordinate MBS that were prepaid. Subordinate MBS may decrease in value as a result of increases in interest rates and may benefit less than other fixed-income securities from declining interest rates because of the risk of prepayment. In general, changes in both prepayment rates and interest rates will change the total return on Subordinate MBS, which in turn will affect the amount available for payment to bondholders. Under certain interest rate or prepayment rate scenarios, IBF VI may fail to recoup fully its cost of acquisition of such Subordinate MBS investments.

Failure to maintain exemption from the Investment Company Act would restrict IBF VI's operating flexibility

         IBF VI at all times intends to conduct its business so as not to become regulated as an investment company under the Investment Company Act. Accordingly, IBF VI does not expect to be subject to the restrictive provisions of the Investment Company Act. The Investment Company Act excludes from regulation entities that are primarily engaged in the business of purchasing or otherwise acquiring "mortgages and other liens on and interests in real estate." Under the current interpretations of the staff of the Securities and Exchange Commission, in order to qualify for this exemption, IBF VI must, among other things, maintain at least 55% of its assets directly in mortgage loans, qualifying pass-through certificates and certain other qualifying interests in real estate and an additional 25% of its assets in real estate related assets. In addition, unless certain mortgage-backed securities represent all the certificates issued with respect to an underlying pool of mortgage loans, such securities may be treated as securities separate from the underlying mortgage loans and thus, may not qualify as qualifying interests in real estate for purposes of the 55% requirement. IBF VI's ownership of many mortgage assets, therefore, will be limited by the provisions of the Investment Company Act. If IBF VI fails to qualify for exemption from registration as an investment company, it would be unable to conduct its business as described herein. Any such failure to qualify for such exemption would have a material adverse effect on IBF VI.

Subordinated loans on real estate are subject to higher risks

         IBF VI may originate or acquire loans secured by commercial real estate, including loans that are subordinate to first liens on such real estate. Loans that are subordinate to first liens on real estate are subject to greater risks of loss than first lien mortgage loans. An overall decline in the real estate market could adversely affect the value of the real property securing such loans such that the aggregate outstanding balance of the second-lien loan and the balance of the more senior loan on the real property exceed the value of the real property.

Bankruptcy proceedings entail certain risks

         Under the Bankruptcy Code, the filing of a petition in bankruptcy by or against a borrower will stay the sale of the real property owned by that borrower, as well as the commencement or continuation of a foreclosure action. In addition, if a court determines that the value of the mortgage property is less than the principal balance of the mortgage loan it secures, the court may prevent a lender from foreclosing on the mortgaged property (subject to certain protections available to the lender). As part of a restructuring plan, a court also may reduce the amount of secured indebtedness to the current value of the mortgaged property. Such an action would make the lender a general unsecured creditor for the difference between the current value and the amount of its outstanding mortgage indebtedness.

         A bankruptcy court may also grant a debtor a reasonable time to cure a payment default on a mortgage loan, reduce monthly payments due on a mortgage loan, change the rate of interest due on a mortgage loan, or otherwise alter the mortgage loan's repayment schedule.

         Moreover, the filing of a petition in bankruptcy by, or on behalf of, a junior lienholder may stay the senior lienholder from taking action to foreclose on the junior lien. Additionally, the borrower's trustee or the borrower, as debtor-in-possession, has certain special powers to avoid, subordinate or disallow debts. In certain circumstances, the claims of the trustee may be subordinated to financing obtained by a debtor-in-possession subsequent to its bankruptcy.

         Under the Bankruptcy Code, the lender will be stayed from enforcing a borrower's assignment of rents and leases. The legal proceedings necessary to resolve these issues can be time consuming and may significantly delay the receipt of rents. Rents also may escape an assignment to the extent they are used by the borrower to maintain the mortgaged property or for other court authorized expenses.

         As a result of the foregoing, IBF VI's recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed.

Hedging - IBF VI's performance may be adversely affected if its hedging strategy is not successful

         If IBF VI purchases loans for issuance of MBS debt, but such MBS is not issued simultaneously with the loan purchase, IBF VI may hedge the value of the loans in an effort to lock in some or all of the value of the loans until the MBS debt can be issued. IBF VI's performance may be affected adversely if it does not hedge effectively against interest rate and other risks. No hedging strategy will insulate IBF VI completely from interest rate risk. A liquid secondary market may not exist for hedging instruments purchased or sold, and IBF VI may be required to maintain a position until exercise or expiration, which could result in losses.

Leverage can reduce income available for distribution and cause losses

         There is no limit on the amount of indebtedness IBF VI can incur. IBF VI intends to leverage its investments in an amount to be determined by IBF Management. If borrowing costs increase, or if the cash flow generated by IBF VI's assets decrease, IBF VI's use of leverage will increase the likelihood that IBF VI will experience reduced or negative cash flow and reduced liquidity.

Subordinate MBS may subject IBF VI to greater credit risks and yields that are sensitive to interest rate changes

         IBF VI intends to originate and acquire a significant amount of various classes of MBS, including "first loss" classes of Subordinate MBS. A first loss class is the most subordinated class of a multi-class issuance of pass-through or debt securities and is the first to bear the loss upon a default on the mortgage loans securing or backing a series of MBS ("Mortgage Collateral"). Subordinate MBS are subject to special risks, including a substantially greater risk of loss of principal and non-payment of interest than more senior classes. The market values of subordinated classes of MBS tend to be more sensitive to changes in economic conditions than more senior classes. As a result of these and other factors, Subordinate MBS generally are not actively traded and may not provide holders with liquidity of investment. The yield to maturity on Subordinate MBS of the type IBF VI intends to acquire will be extremely sensitive to the default and loss experience of the underlying Mortgage Collateral and the timing of any such defaults or losses. Because the subordinated classes of the type IBF VI intends to acquire generally have no credit support, to the extent there are realized losses on the Mortgage Collateral, IBF VI may not recover the full amount, or indeed any, of its investment in such Subordinate MBS. When IBF VI acquires a Subordinate MBS interest, it typically will be unable to obtain the right to service the underlying performing Mortgage Collateral. In an attempt to control and minimize its losses, IBF VI may obtain the right to service any underlying Mortgage Collateral that is in default (the servicing of defaulted mortgage loans is referred to as "Special Servicing"), although in many cases it is not likely to obtain Special Servicing rights on acceptable terms. If IBF VI does acquire Special Servicing rights, then it will contract with a special servicer (that may be IBF Management) to perform the Special Servicing functions, and thus the performance of IBF VI's investments will depend, at least in part, on such special servicer's handling of defaulted loans. To the extent IBF VI does not obtain Special Servicing rights with respect to the Mortgage Collateral underlying its MBS, the servicer of the Mortgage Collateral generally would be responsible to holders of the senior classes of MBS, whose interests may not be the same as those of the holders of the subordinated classes. Accordingly, the Mortgage Collateral may not be serviced in a manner that is most advantageous to IBF VI as the holder of a subordinated class. The subordination of Subordinate MBS to more senior classes may affect the yield on the Subordinate MBS adversely even if realized losses ultimately are not allocated to such classes. On any payment date, interest and principal generally would be paid on the more senior classes before interest and principal would be paid with respect to the subordinated classes. Typically, interest deferred on subordinated classes would be payable on subsequent payment dates to the extent funds become available, but such deferral itself may not bear interest. Such deferral of interest generally will affect adversely the yield on the subordinated classes.

Multifamily and commercial loans involve a greater risk of loss than single family loans

         A substantial amount of the mortgage loans that IBF VI expects to originate and acquire generally will be secured by existing multifamily or commercial real estate, including apartments, shopping centers, office buildings, hotels, industrial properties, hospitals and nursing homes. Property pledged as security for mortgage loans is referred to as "Mortgaged Property." Multifamily and commercial real estate lending is considered to involve a higher degree of risk than single family residential lending because of a variety of factors, including generally larger loan balances, dependency on successful operation of the Mortgaged Property and tenants operating businesses therein for repayment, and loan terms that often require little or no amortization and, instead, provide for balloon payments at stated maturity. In addition, the value of multifamily and commercial real estate can be affected significantly by the supply and demand in the market for that type of property. Market values may vary as a result of economic events, governmental regulations or other factors outside the control of the borrower or IBF VI, such as rent control laws in the case of multifamily mortgage loans, which may impact the future cash flow of the underlying Mortgaged Property. The successful operation of a multifamily or commercial real estate project is generally dependent on the performance and viability of the property manager of that project. The property manager would be responsible for responding to changes in the local market, planning and implementing the rental structure, including establishing appropriate rental rates, and advising the owner so that maintenance and capital improvements can be carried out in a timely fashion and at an appropriate cost. There can be no assurance regarding the performance of any operators and/or managers or persons who may become operators and/or managers upon the expiration or termination of leases or management agreements or following any default or foreclosure under a mortgage loan.

Volatility of values of mortgaged properties may affect adversely IBF VI's mortgage loans

         Commercial and multifamily property values and net operating income derived therefrom are subject to volatility and may be adversely affected by a number of factors, including, but not limited to, national, regional and local economic conditions (which may be adversely affected by plant closings, industry slowdowns and other factors); local real estate conditions (such as an oversupply of housing, retail, industrial, office or other commercial space); changes or continued weakness in specific industry segments; perceptions by prospective tenants and, in the case of retail properties, retailers and shoppers, of the safety, convenience, services and attractiveness of the property; the willingness and ability of the property's owner to provide capable management and adequate maintenance; construction quality, age and design; demographic factors; retroactive changes to building or similar codes; and increases in operating expenses (such as energy costs). The historical operating results of the Mortgaged Properties may not be comparable to future operating results. In addition, other factors may affect adversely the Mortgaged Properties' value without affecting the net operating income, including changes in governmental regulations, zoning or tax laws, potential environmental or other legal liabilities, the availability of refinancing, and changes in interest rate levels.

Delinquency and loss ratios may be affected by performance of servicers

         IBF VI intends to contract for the servicing of its mortgage loans with servicers and will be subject to risks associated with potentially inadequate servicing. Many borrowers require notices and reminders to keep mortgage loans current and to prevent delinquencies and foreclosures. A substantial increase in the delinquency or foreclosure rate resulting from inadequate servicing could affect adversely IBF VI's performance and ability to access profitably the capital markets for its financing needs, including future securitizations. IBF VI's servicing agreements with its servicers often will provide that if IBF VI terminates the servicing agreement without cause (as defined in the agreement), IBF VI may be required to pay the third-party servicer a termination fee. Depending upon the size of the particular mortgage loan portfolio then being serviced, the termination fee that IBF VI would be obligated to pay upon termination of a servicing agreement without cause could be substantial and could deter a termination without cause that otherwise would be advantageous to IBF VI.

Limited recourse loans may limit IBF VI's recovery to the value of the mortgaged property

         IBF VI anticipates that a substantial portion of the mortgage loans that it will originate or acquire may contain limitations on the mortgagee's recourse against the borrower. In other cases, the mortgagee's recourse against the borrower may be limited by applicable provisions of the laws of the jurisdictions in which the Mortgaged Properties are located or by the mortgagee's selection of remedies and the impact of those laws on that selection. In those cases, in the event of a borrower default, recourse may be limited to only the specific Mortgaged Property and other assets, if any, pledged to secure the relevant mortgage loan. As to those mortgage loans that provide for recourse against the borrower and its assets generally, there can be no assurance that such recourse will provide a recovery in respect of a defaulted mortgage loan greater than the liquidation value of the Mortgaged Property securing that mortgage loan.

Possible losses on mortgage loans during warehousing period

         IBF VI may acquire and accumulate mortgage loans for securitization. IBF Management, in its discretion, will determine the quantity of mortgage loans sufficient for securitization after discussions with potential underwriters and rating agencies and an evaluation of the costs of securitization. During the accumulation period, IBF VI will be subject to risks of borrower defaults, bankruptcies, fraud losses and special hazard losses that are not covered by standard hazard insurance. However, prior to securitization, IBF VI generally does not intend to obtain credit enhancements such as mortgage pool or hazard insurance. Typically, third parties insure against these types of losses, and IBF VI would be dependent on the creditworthiness of the insurer and timeliness of the reimbursement in the event of a default on the underlying obligations. Further, the insurance coverage for various type of losses is limited in amount, and losses in excess of the limitation would be the responsibility of IBF VI. In the event of any default under mortgage loans held by IBF VI, IBF VI will bear the risk of loss of principal to the extent of any deficiency between the value of the mortgage collateral and the principal amount of the mortgage loan. Also, during the accumulation or warehousing period, the cost of financing and hedging the mortgage loans could exceed the interest income on the mortgage loans. It may not be possible or economical for IBF VI to securitize all of the mortgage loans which it acquires, in which case IBF VI will continue to hold the mortgage loans and bear the risks of borrower defaults, bankruptcies, fraud losses and special hazard losses. Furthermore, if IBF VI retains a Subordinate MBS in the securitizations, it will retain many of these risks. IBF VI expects that when it acquires mortgage loans, the seller of the mortgage loans (the "Mortgage Seller") generally will represent and warrant to IBF VI that there has been no fraud or misrepresentation during the origination of the mortgage loans and will agree to repurchase any loan with respect to which there is fraud or misrepresentation. Although IBF VI will have recourse to the Mortgage Seller based on the Mortgage Seller's representations and warranties to IBF VI, IBF VI will be at risk for loss to the extent the Mortgage Seller does not or cannot perform its repurchase obligations. IBF VI intends to acquire third party insurance, to the extent that it is available at a reasonable price, for such risks. If IBF VI is unable or fails to acquire such insurance, IBF VI would be relying solely on the value of the collateral underlying the mortgage loans. In addition, substantial delays could be encountered in connection with the foreclosure of defaulted mortgage loans, with corresponding delays in the receipt of related proceeds by IBF VI. State and local statutes and rules may delay or prevent IBF VI's foreclosure on or sale of the mortgaged property and may prevent IBF VI from receiving new proceeds sufficient to repay all amounts due on the related mortgage loan. Moreover, IBF VI's servicing agent may be entitled to receive all expenses reasonably incurred in attempting to recover amounts due and not yet repaid on liquidated mortgage loans, thereby reducing amounts available to IBF VI.

Lack of access to securitizations would adversely affect IBF VI. Risks involving mortgage loans in securitizations

         IBF VI intends to rely upon securitizations of a substantial portion of its mortgage loans to generate cash proceeds for the purchase of such mortgage loans. Several factors will affect IBF VI's ability to complete securitizations, including conditions in the securities markets generally, conditions in the mortgage-backed securities market specifically, the credit quality of IBF VI's portfolio of mortgage loans and IBF VI's ability to obtain credit enhancement. If IBF VI were unable to successfully securitize a sufficient amount of mortgage loans, then IBF VI would have to rely on other, more expensive short-term methods of financing, or curtail or reduce its acquisition of mortgage loans. There can be no assurance that IBF VI will be able to successfully securitize any mortgage loans which it acquires or, if it is not successful, that IBF VI will obtain financing alternatives to securitization or that if such financing is available, that it will be available on favorable terms.

         In connection with the securitization of self-originated or purchased loans, IBF VI may be required to make certain representations and warranties to "conduit" purchasers. These representations and warranties cover such matters as title to the mortgaged property, lien priority, environmental reviews and certain other matters. IBF VI's representations and warranties rely in part on similar representations and warranties made by the borrower or others. IBF VI would have a claim against the borrower or another party in the event of a breach of any of these representations or warranties; however, IBF VI's ability to recover on any such claim would be dependent upon the financial condition of the party against which such claim is asserted. There can be no assurance that IBF VI will not experience a material loss as a result of representation and warranties that it makes.

Construction and mezzanine investments involve greater risks of loss than loans secured by income producing properties

         IBF VI may acquire Construction Loans and Mezzanine Investments. Construction Loans and Mezzanine Investments are considered to involve a higher degree of risk than term mortgage lending secured by income-producing real property due to a variety of factors, including, in the case of Construction Loans, dependency on successful completion and operation of the project for repayment, difficulties in estimating construction or rehabilitation costs and loan terms that often require little or no amortization, providing instead for additional advances to be made and for a balloon payment at a stated maturity date. In the case of Mezzanine Investments, such factors would include, among other things, that a foreclosure by the holder of the senior loan could result in a Mezzanine Investment becoming unsecured. Accordingly, IBF VI might not recover the full amount, or indeed any, of its investment in Mezzanine Investments. In addition, Construction Loans and Mezzanine Investments may have higher loan to value ratios than conventional term loans because of shared appreciation provisions. Although the borrower may have an initial equity investment of 10% to 15% of total project costs, such initial equity may not be sufficient to protect IBF VI's investment in Construction Loans and Mezzanine Investments.

Distressed mortgage loans may have greater default risks than performing loans

         IBF VI may acquire non-performing and sub-performing mortgage loans, as well as mortgage loans that have had a history of delinquencies. These mortgage loans presently may be in default or may have a greater than normal risk of future defaults and delinquencies, as compared to newly originated, high quality loans. Returns on an investment of this type depend on the borrower's ability to make required payments (or, with respect to sub-performing mortgage loans, the modified monthly payments required under the applicable forbearance plan) or, in the event of default, the ability of the loan's servicer to foreclose and liquidate the mortgaged property underlying the mortgage loan. There can be no assurance that the servicer can liquidate a defaulted mortgage loan successfully or in a timely fashion.

One action rules may limit IBF VI's rights following defaults

         Several states have laws that prohibit more than one "judicial action" to enforce a mortgage obligation, and some courts have construed the term "judicial action" broadly. The servicer of the mortgage obligation may be required to foreclose first on properties located in states where such "one action" rules apply (and when non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure.

Foreign real properties are subject to currency conversion risks, foreign tax laws and uncertainty of foreign laws

         IBF VI may invest in mortgage loans secured by real property located outside the United States. Lending against real property located in foreign countries creates risks associated with the uncertainty of foreign laws and markets and currency conversion risks. In addition, income from investment in foreign real property and, in some instances, foreign mortgage loans may be subject to tax by foreign jurisdictions, which would reduce the economic benefit of such investments. IBF Management has only limited experience in investing in foreign mortgage loans.

Maturity mismatch between asset maturities and borrowing maturities may affect adversely IBF VI's net income

         IBF VI's use of short-term floating rate borrowings to acquire long term assets, including mortgage loans and MBS, some of which will bear a fixed rate of interest, may expose IBF VI to a maturity mismatch. As a consequence, IBF VI's borrowing costs could exceed the income earned on IBF VI's assets acquired with the borrowed funds, thereby reducing IBF VI's income and ability to make distributions to its shareholders. Further, MBS subject to reverse repurchase agreements periodically are marked to market by the repurchase lender, and a decline in the value of MBS pledged to secure reverse repurchase agreements may result in margin calls. In addition, if renewals of or substitutes for maturing or called short term borrowings are unavailable to IBF VI for any reason, IBF VI may be required to sell assets quickly to repay those borrowings. Certain of IBF VI's MBS may be illiquid and a sale associated with a short marketing period generally would result in IBF VI receiving a lower price than otherwise would be available. There can be no assurance that IBF VI will not incur losses associated with forced sales of illiquid collateral to repay borrowings. Furthermore, the use of leverage will magnify IBF VI's exposure to losses.

Interest rate mismatch between asset yields and borrowing rates may affect adversely IBF VI's net income

         IBF VI's borrowings may be at interest rates based on indexes and repricing terms similar to, but of somewhat shorter maturities than, the interest rate indexes and repricing terms of various of IBF VI's variable rate assets. While the historical spread between relevant short-term interest rate indexes has been relatively stable, there have been periods when the spread between those indexes was volatile. Further, certain of IBF VI's assets will bear fixed rates of interest and have long term maturities. There can be no assurance that such fixed rates of interest will exceed the variable rates of interest on related borrowings. Interest rate mismatches could impact IBF VI's financial condition in a material way, and could affect adversely IBF VI's income and ability to make payments to bondholders.

IBF VI may not be able to borrow money on favorable terms

         The ability of IBF VI to achieve its investment objectives through leverage will depend on IBF VI's ability to borrow money on favorable terms. IBF VI has not entered into any borrowing arrangements at the present time, and there can be no assurance that IBF VI will be able to enter into arrangements enabling it to borrow money on favorable terms. Furthermore, IBF VI may not be able to obtain financing at borrowing rates below the asset yields of its mortgage assets. IBF VI will face competition for financing sources which may limit the availability of, and adversely affect the cost of funds to, IBF VI.

Adverse changes in general economic conditions can affect adversely IBF VI's business

         IBF VI's success is dependent upon the general economic conditions in the geographic areas in which a substantial number of its investments are located. Adverse changes in national economic conditions or in the economic conditions of the regions in which IBF VI conducts substantial business likely would have an adverse effect on real estate values, interest rates and, accordingly, IBF VI's business, income and ability to make payments to bondholders. The general economic conditions in the geographic areas in which IBF VI's investments are located will be beyond the control of IBF VI.

IBF VI's responsibility to indemnify the manager and officers and directors of IBF VI may result in liability for the actions of the manager and officers and directors of IBF VI

         Delaware law permits a Delaware corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter contains such a provision which eliminates such liability to the maximum extent permitted by Delaware law. IBF VI will indemnify IBF Management and IB Consultants and its officers and directors from any action or claim brought or asserted by any party by reason of any allegation that IBF Management and IB Consultants or one or more of its officers or directors is otherwise accountable or liable for the debts or obligations of IBF VI or its affiliates. In addition, IBF Management and IB Consultants and its officers and directors will not be liable to IBF VI, and IBF VI will indemnify IBF Management and IB Consultants and its officers and directors, for acts performed in good faith pursuant to the Management Agreement, except for claims arising from acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under the Management Agreement. In addition, IBF VI will indemnify, hold harmless and pay reasonable expenses in advance of final disposition of a proceeding to present or former directors and officers and certain other parties to the fullest extent permitted from time to time by Delaware Law. It is the position of the Securities and Exchange Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and unenforceable pursuant to Section 14 of the Securities Act.

Credit-impaired single family residential borrowers

         IBF VI may purchase residential mortgage loans made to credit-impaired borrowers who generally entail a higher risk of delinquency and possibly higher losses than loans made to more creditworthy borrowers. The underwriting policies and collection procedures of IBF VI, IBF Management, IB Consultants or any servicer it employs may not successfully alleviate such risks. In the event that pools of loans warehoused and securitized experience higher delinquencies, foreclosures or losses than anticipated, IBF VI's results of operations and financial condition could be materially and adversely affected.

Effect of adverse economic conditions

         The value of subprime residential mortgages may be adversely affected by periods of economic slowdown or recession which may be accompanied by decreased demand for consumer credit and declining real estate values. Any material decline in real estate values reduces the ability of borrowers to use home equity to support borrowings and increases the loan-to-value ratios of loans previously made, thereby weakening collateral coverage and increasing the possibility of a loss in the event of default. In addition, delinquencies, foreclosures and losses generally increase during economic slowdowns and recessions.

Regulatory risk

         IBF VI's business, particularly the purchase of subprime residential mortgages, is subject to extensive regulation, supervision and licensing by federal, state and local governmental authorities and is subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of its operations. IBF VI's consumer lending activities are subject to the Federal Truth-in-Lending Act and Regulation Z (including the Home Ownership and Equity Protection Act of 1994), the Federal Equal Credit Opportunity Act, and Regulation B, as amended ("ECOA"), the Fair Credit Reporting Act of 1994, as amended, the Federal Real Estate Settlement Procedures Act ("RESPA") and Regulation X, the Home Mortgage Disclosure Act, the Federal Debt Collection Practices Act, as well as other federal and state statutes and regulations. IBF VI is also subject to the rules and regulations of, and examinations by, the Department of Housing and Urban Development ("HUD") and state regulatory authorities with respect to originating, processing, underwriting, selling and servicing loans. These rules and regulations, among other things, impose licensing obligations on IBF VI, establish eligibility criteria for mortgage loans, prohibit discrimination, provide for inspections and appraisals of properties, require credit reports on loan applicants, regulate assessment, collection, foreclosure and claims handling, investment and interest payments on escrow balances and payment features, mandate certain disclosures and notices to borrowers and, in some cases, fix maximum interest rates, fees and mortgage loan amounts. Failure to comply with these requirements can lead to loss of licenses or approved status, termination or suspension of servicing contracts without compensation to the servicer, demands for indemnifications or mortgage loan repurchases, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions. IBF VI may not be able to maintain compliance with these requirements in the future without additional expenses, or that more restrictive local, state or Federal laws, rules and regulations will not be adopted that would make compliance more difficult or more expensive for IBF VI.

                           DESCRIPTION OF THE BONDS

         The bonds will be issued under an indenture between IBF VI and Continental Stock Transfer & Trust Company as indenture trustee. The indenture is an exhibit to the Registration Statement of which this prospectus is a part. The indenture is governed by the Trust Indenture Act of 1939. The following summary does not contain all information that may be important to you. You are encouraged to review the indenture by obtaining a copy in the manner described under "Additional Information."

General

         The bonds are obligations of IBF VI only and are being offered in an aggregate principal amount not to exceed $50,000,000. The bonds mature on December 31, 2006 and are subject to redemption in limited circumstances. See "-- Redemption" below. The bonds will be subordinated to the prior payment in full of fees and expenses of the indenture trustee. The bonds are not rated by any statistical rating organization. The lack of a rating is likely to inhibit the development of a public market for the bonds and your ability to sell the bonds to anyone else.

         Stated interest at the rate of 10.25% per annum will be paid on the bonds. If you purchase at least $15,000 of bonds, the fixed interest is paid to you monthly or quarterly, as you elect. If you purchase less than $15,000 of bonds, then you will be paid stated interest quarterly. The interest payment will be made to the holder of record as of the close of business on the 10th day prior to the interest payment date, which is the end of the applicable monthly or quarterly period. In the event an interest payment date falls on a day other than a business day, interest will be paid on the next business day. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. Principal and interest will be payable at the office of the indenture trustee in New York, New York.

         The bonds will be issued in minimum denominations of $5,000 and increments of $1,000 thereafter. The bonds will be issued in certificated form without coupons.

         IBF VI will furnish to holders of the bonds any reports required by the indenture governing the bonds, the Trust Indenture Act of 1939 and any other applicable requirement of federal and state law.

         Bondholders may elect to reinvest monthly interest payment in additional bonds, to the extent permitted by applicable law. The reinvested interest will accrue for the benefit of the investor as of the interest payment date, and the total amount of the interest payments over the year, with interest compounded on the reinvested amount, will be added to the principal amount of the Holder's bond on December 31 of each year.

         A written election given to IBF VI at the time of original issue of bonds to an investor will be effective from the date of issue of the bonds. If the bonds are outstanding and the holder desires to make an initial election to reinvest interest, the election will be effective as of the first day of the calendar month following the month in which IBF VI receives the election. A holder is entitled to change his election annually by increasing or decreasing the amount of fixed interest reinvested or eliminating reinvestment of the fixed interest. Any change in the fixed interest reinvestment must be made by giving written notice to IBF VI not less than 30 days prior to the end of a calendar year, and the change will be effective as of January 1 of the next calendar year.

         Reinvested interest shall be credited on the books of IBF VI for the benefit of the holder as of the interest payment date, and thereafter will accrue interest at the bond rate. As of December 31 of each year, the reinvested interest payments and all interest accrued on such payments will be added to, and become a part of, the principal amount of the bond.

         In the event the bond is paid in full prior to its maturity date, all reinvested interest and interest accrued thereon not previously added to the principal of the bond will be paid, in full, as interest on the date of payment of this bond.

Redemption

         After January 1, 2001, IBF VI may redeem any portion of your bonds from time to time on at least 30 days' advance notice to you. After the redemption date specified in the notice, your bond ceases to accrue stated interest. Partial redemptions will be allocated among holders of the bonds by lot.

         You may tender your bond to the indenture trustee for redemption under hardship circumstances commencing January 1, 2001. A request for hardship redemption may only be delivered to IBF VI during the months of June and December. The request is irrevocable and represents a binding commitment by you to tender your bond for redemption. The request must provide information on your financial difficulty or change of circumstances and you must provide any additional information requested by IBF VI on the hardship situation. IBF VI has complete discretion on the basis of the information provided or factors unrelated to your personal circumstances to accept or reject the request for hardship redemption. Bonds will be redeemed as of the end of the month in which the request for redemption is made. The amount of bonds redeemed for hardship reasons in each calendar year may not exceed 10% of the aggregate principal amount of the bonds outstanding on the first day of each calendar year. In the event requests for hardship redemption during a year exceed the 10% limitation, redemption will be made on a "first come - first served" basis among the holders of the bonds requesting redemption.

         In the event of the death of a holder, a joint holder, or the owner of an individual retirement account holding a bond, the successor in interest may tender the bond for redemption at any time during the six-month period following the date of death. Bonds tendered and accepted for redemption under hardship circumstances or death of a holder will be redeemed as of the end of the month in which the request for redemption is made.

         The redemption value is equal to 100% of the principal amount of your bond plus accrued fixed interest through the date of redemption. Payment of principal and fixed interest will be made on the redemption date with respect to a redemption by IBF VI. In the case of a hardship redemption, payment of principal and interest will be made on or before the end of the following month.

Future borrowing

         IBF VI and its subsidiaries may borrow additional funds in the future. IBF VI can pledge all of its assets, including the assets acquired with the proceeds of the offering, as security on any future borrowing, such as the MBS debt. In these circumstances, payment of the bonds could be subordinated to payment of future borrowings by IBF VI.

         Upon a distribution of assets, dissolution, winding up, liquidation or reorganization of IBF VI, upon an assignment for the benefit of creditors, or if the principal of the bonds has been declared due and payable and such declaration has not been rescinded or annulled, then in any such instance all senior debt may be required to be repaid in full before any payment of principal or interest on the bonds can be made. Any subordination will not prevent a default under the indenture. See "-- Events of Default" below.

Limitation on restricted payments

         IBF VI cannot, while any of your bonds are outstanding

         o declare or pay any dividend, either in cash or property, on any shares of its capital stock (except dividends or other distributions payable solely in shares of capital stock of IBF
                VI),

         o purchase, redeem or retire any shares of its capital stock or any warrants, rights or options to purchase or acquire any shares of its capital stock, or

         o make any other payment or distribution, either directly or indirectly, in respect of its capital stock,

if a default will occur on the bonds after giving effect to the transaction. Notwithstanding the foregoing, IBF VI may make a previously declared distribution on its capital stock if at the date of the declaration the distribution was permitted under this restriction.

         Furthermore, IBF VI cannot pay the management fee to IBF Management or any of its affiliates to the extent IBF VI has an accumulated deficit for any period with respect to which the management fee is payable. As a practical matter, this means stated interest on the bonds and the other operating expenses will be paid before the management fee.

Limitations on transactions with affiliates

         IBF VI may not participate in a transaction with an affiliate, except in good faith and on terms that are no less favorable to IBF VI than those that could have been obtained in a comparable transaction on an arm's length basis from a person not an affiliate of IBF VI.

         IBF VI may not liquidate or dissolve itself, sell or dispose of substantially all of its assets except to create liquidity to pay the bonds, or make any material change in its business. IBF VI may merge or consolidate with another entity; provided that such merger or consolidation will not materially change the business of IBF VI, the new entity fully assumes all obligations of IBF VI, and after giving effect to the transaction no default shall exist.

Events of default

         An event of default under the indenture includes:

         o failure to pay the principal on the bonds when due at maturity, upon redemption, or upon repayment, as provided in the indenture;

         o failure to pay any interest on the bonds when due, which default continues for 30 days;

         o failure to perform any other covenant set forth in the indenture for 30 days after receipt of written notice from the indenture trustee or holders of at least 30% in principal amount of the outstanding bonds under the indenture specifying the default and requiring IBF VI to remedy such default;

         o certain events of insolvency, receivership, or reorganization of IBF VI or any of its subsidiaries, and

         o entry of a final judgment, decree or order against IBF VI or any of its subsidiaries for the payment of money in excess of $5,000,000 in certain circumstances.

         If an event of default occurs, the indenture trustee may at its discretion proceed to protect and enforce its rights and the rights of the holders. The indenture trustee is required to enforce such rights at the written request of holders of a majority of the outstanding bonds and upon being indemnified to its satisfaction. If a default occurs, either the indenture trustee or the holders of at least 30% of the outstanding bonds may accelerate the maturity of all outstanding bonds. Prior to any judgment or decree for the payment of money being obtained, the holders of a majority of the outstanding bonds may waive a default resulting in acceleration of the bonds, but only if any other defaults have been remedied or waived.

         IBF VI must furnish quarterly, to the indenture trustee an Officers' Certificate stating whether, to the best of the knowledge of the officers executing such certificate, IBF VI is in default under any of the provisions of the indenture and describing any existing defaults.

         A holder will not have any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless

         o the holder has previously given to the indenture trustee written notice of a default,

         o the holders of at least 30% of the outstanding bonds have made a written request and offered reasonable indemnity to the indenture trustee to institute such proceedings,

         o the indenture trustee has failed to institute such proceeding within 60 days, and

         o the indenture trustee has not received from the holders of a majority of the outstanding bonds a direction inconsistent with such request.

However, you have an absolute right to receive payment of principal and interest on your bond on or after the due dates and to institute suit for the enforcement of any such payments.

Modification and waiver

         With certain limited exceptions which permit modification of the indenture by IBF VI and indenture trustee without the consent of any holders of the bonds, the indenture may be modified by IBF VI with the consent of holders of not less than a majority of the outstanding bonds, if the bonds are affected by the modification. No change can be made without your consent if the effect is to:

         o change the maturity date of principal or the payment date of any interest on your bond,

         o    reduce the principal of, or the rate of interest on, your bond,

         o change the coin or currency in which any portion of the principal of, or interest on, your bond is payable,

         o impair your right to institute suit for the enforcement of any such payment,

         o reduce the percentage of holders of the outstanding bonds necessary to modify the indenture, or

         o modify the foregoing requirements or reduce the percentage of outstanding bonds necessary to waive any past default.

         The holders of a majority of the outstanding bonds may waive compliance by IBF VI with certain restrictive provisions of the indenture.

Satisfaction and discharge of indenture

         The indenture provides that IBF VI may terminate its obligations under the indenture with respect to all bonds which have become due and payable by delivering to the indenture trustee, in trust for such purpose, money and/or government obligations which, through the payment of interest and principal, will provide money in an amount sufficient to discharge the entire indebtedness on the bonds. Defeasance of the bonds is subject to delivery to the indenture trustee of an opinion of independent counsel that holders of the outstanding bonds will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and termination and certain other conditions.

The Indenture Trustee

         Continental Stock Transfer & Trust Company is the indenture trustee under the indenture. Its principal corporate trust office is located at 2 Broadway, New York, NY 10004. The indenture trustee is not responsible for any investment decisions of IBF VI and shall not be held responsible or liable for any such decisions.

                          FORWARD-LOOKING STATEMENTS

         You should carefully consider the risk factors set forth above, as well as the other information contained in this Prospectus. This Prospectus contains forward-looking statements regarding events, conditions, and financial trends that may affect IBF VI's plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the "Risk Factors" section and elsewhere in this Prospectus identify important risks and uncertainties affecting IBF VI's future, which could cause actual results to differ materially from the forward-looking statements made in this Prospectus.

                                USE OF PROCEEDS

         The following table sets forth IBF VI's best estimate of the net proceeds from the sale of the minimum and maximum amount of bonds offered during the year following the offering. Since the dollar amounts shown in the table are estimates only, actual use of proceeds may vary from the estimates shown. See "Plan of Distribution."

                                                                 Assuming Minimum             Assuming Maximum
                                                               Amount of Bonds Sold         Amount of Bonds Sold

                                                              Amount ($)      Percent      Amount ($)      Percent
Gross proceeds                                                  500,000         100.0      50,000,000        100.0
Offering Expenses(1)                                             90,000          18.0       4,400,000          8.8
Net proceeds after offering expenses                            410,000          82.0      45,600,000         91.2
                                                                =======          ====      ==========         ====

---------------------

(1) Includes sales commissions and printing and shipping costs. Certain additional offering expenses will be paid by InterBank if the minimum of bonds are sold.

         InterBank (the sole common stockholder of IBF VI) will acquire cumulative preferred stock in one or more private transactions prior to the offering of the bonds under this prospectus. The amount of the preferred stock will be determined at the time an initial pool of mortgage loans is identified for purchase and will equal the difference between the acquisition price of the mortgage loans and the proceeds IBF VI or its subsidiary IBF VI SPV will obtain upon the issuance of MBS secured by the pool of mortgage loans.

         Out of net proceeds from the sale of the bonds and the remaining proceeds from the sale of the preferred stock, IBF VI expects to pay offering costs, including legal and accounting fees of approximately $400,000, wholesale marketing expenses of approximately $1,575,000 and $125,000 for new computer and equipment purchases required for the business. At lesser amounts of bond proceeds, some or all of the offering costs will be paid directly by InterBank, without reimbursement from IBF VI. IBF VI also will initially set aside working capital reserves estimated to be 5% of the gross proceeds, which will be placed in a trust account in the name of the indenture trustee for the benefit of the bondholders.

         The remainder of the proceeds after payment of organizational and working capital reserves, approximately $360,000 if the minimum amount of bonds are sold and $41 million if the maximum amount of bonds are sold, are expected to be available to invest in loans and investments. The net proceeds of this offering will be invested in short-term, interest bearing securities pending investment in real estate loans.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
                      OF LIQUIDITY AND CAPITAL RESOURCES

         IBF VI has no operating history. IBF VI currently has only nominal assets. IBF VI's revenues will be derived from its investments in mortgage loans, and other real estate related assets and other commercial loans and short term investments. The principal sources of IBF VI's funds will be the proceeds of this offering, the proceeds of the private purchase by InterBank of IBF VI's preferred stock and short and long-term borrowings collateralized by the mortgage loans and other real estate related assets.

         Management expects that some of the loans made or acquired by IBF VI with the proceeds of the offering will generate revenue in the first year following the offering in amounts sufficient to cover interest expense on the bonds and operating expenses. Revenue will be applied first to payment of interest on the bonds and expenses not covered by the management fee, and second to payment of the management fee to IBF Management. The management fee will be deferred if revenue is not sufficient to pay the fee after paying interest and other expenses.

         If the maximum amount of bonds is sold in the offering, IBF VI expects to have a minimum of approximately $41 million to invest. Fixed interest expense on the bonds in the first year following the offering will not exceed $5 million, and operating expenses, including the management fee, will not exceed $1.1 million. If the maximum amount of bonds is sold in the offering and IBF VI is able to achieve its target return, gross revenue would be approximately $7.8 million, which management expects to be sufficient to meet IBF VI's obligations.

         Provided at least the minimum amount of bonds is sold, management believes the net proceeds will be adequate to implement its loan business and generate revenue sufficient to meet the interest and operating expenses of IBF VI without seeking additional financing. The effect of selling less, rather than more, bonds in the offering is to increase expenses as a percentage of total assets and limit the ability of IBF VI to diversify its loan portfolio, which will increase the risk to you of an investment in the bonds.

                       OPERATING POLICIES AND OBJECTIVES

         IBF VI was established to purchase and manage several categories of commercial mortgage loans, residential subprime mortgage loans and real estate related assets and commercial non-real estate loans that will be identified, managed and actively serviced by IBF Management and IB Consultants. Initially, IBF VI will emphasize creating a mortgage portfolio collateralized by institutional quality assets for the purpose of securitizing and retaining the subordinated interests in such loans. IBF VI will seek to generate cash flow primarily (i) by originating and acquiring whole loans in order to create pools of mortgage loans (which may include commercial mortgages and subprime residential mortgages) for securitization and retain the Subordinated Interests in those pools subject to the CMO debt and (ii) from investments in
(A) Subordinated Interests in MBS;(B) Mezzanine Investments in commercial and multifamily residential properties and (C) Construction Loans and foreign real estate loans. IBF VI may decide in the future to pursue other available acquisition opportunities it deems suitable for IBF VI's portfolio. Thus, IBF VI cannot anticipate with any certainty the percentage of the proceeds of this offering that will be invested to any particular category of Other Real Estate Related Assets, except that IBF VI expects at least 80% of its assets to be mortgage loans on commercial real estate. IBF VI has a great deal of discretion in the manner in which to invest the proceeds of this offering. IBF VI will seek to maximize yield by managing credit risk through credit underwriting. IBF VI will have no predetermined limitations or targets for concentration of property type or geographic location. Instead, IBF VI plans to make acquisition decisions through asset and collateral analysis, evaluating investment risks and potential rewards on a case-by-case basis. To the extent that IBF VI's assets become concentrated in a few states or a particular region, the return on investment will become more dependent on the economy of such states or region. To create yields commensurate with its investment objectives, IBF VI intends to borrow funds through the issuance of CMOs in debt securitizations or other borrowing arrangements, pledging its assets (including mortgage loans and interests in MBS) as collateral security for its repayment obligations. IBF VI intends to use the proceeds from borrowings to invest in additional mortgage loans, MBS and other assets and, in turn, to borrow against those newly acquired assets, primarily through CMOs. IBF VI's strategy is to repeat this process to the extent opportunities to use leverage are available and IBF Management determines and advises that using leverage is prudent and consistent with maintaining an acceptable level of risk until IBF VI has significantly leveraged its portfolio of mortgage loans and MBS.

                              IBF VI's GUIDELINES

General

         The following is a summary of the guidelines setting forth the general parameters for IBF VI's investments, borrowings and operations, although IBF Management has substantial discretion in applying these guidelines and making investment decisions. Such investment decisions will include decisions to issue commitments on behalf of IBF VI to invest in Subordinated Interests, Mezzanine Investments and Other Real Estate Related Assets. IBF VI intends to invest primarily in Real Estate Related Assets. Pending investment of its funds in longer term investments as provided for in the guidelines, IBF VI intends to invest those funds in readily marketable securities or interest-bearing deposit accounts. IBF VI is permitted to take an opportunistic approach to its investments, and may acquire any of the types of assets described in the guidelines if IBF VI and IBF Management determine that such investments would be in IBF VI's best interests. IBF VI, in consultation with IBF Management, may establish underwriting criteria for evaluating potential investments and, if such underwriting criteria are established, IBF VI, in consultation with IBF Management, may modify such underwriting criteria at any time and from time to time. IBF VI's policy generally is to offer a price for each asset that it contemplates acquiring that is not greater than the price that IBF Management estimates to be sufficient to generate an acceptable risk-adjusted return to IBF VI from the acquisition of that asset.

Purchase from the manager and its affiliates

         IBF VI may purchase loans and investments from IBF Management and its affiliates, which may include loans made to affiliates. The price at which IBF VI will purchase mortgage loans and other investments from third parties (including IBF Management and its affiliates) will be based on whether the price is fair and the investment otherwise is suitable and in the best interests of IBF VI. To determine whether the price of an investment is fair, IBF Management may consider a number of other factors, which may include an appraisal by an appraiser who is certified or licensed in the state and whose compensation is not dependent on the transaction. Where possible, the price that IBF VI will pay for loans, MBS and other assets acquired from affiliates will be determined by reference to the prices most recently paid to the affiliates for similar assets, adjusted for differences in the terms of such transactions and for changes in market conditions between the dates of the relevant transactions. If no previous sales of similar assets have occurred, IBF VI will attempt to determine a market price for the asset by an alternative method, such as obtaining a broker's price opinion or an appraisal, if it can do so at a reasonable cost. Investors should understand, however, that such determinations are estimates and are not bona fide third party offers to buy or sell. It is the intention of IBF VI that the agreements and transactions, including the sale of loans, MBS and other investments, taken as a whole, between IBF VI on the one hand and its affiliates on the other hand are fair to both parties.

Investment Activities

         The discussion below describes the principal categories of assets that IBF VI intends to originate or acquire. IBF VI intends to invest at least 80% of its assets at all times in the first two categories of assets described below.

Commercial Mortgage Loans

         IBF VI will originate or acquire commercial mortgage loans. A substantial portion of these mortgages are expected to be institutional quality, the purchase price of the loans is expected to be provided in large part from the issuance of CMO debt.

         Acquisitions. IBF VI will also purchase non-performing and performing loans from government agencies, financial institutions and from InterBank and its affiliates. Government agencies, including the Federal Deposit Insurance Corporation, Department of Housing and Urban Development, Department of Agriculture, and The Department of Education as well as traditional lending institutions may offer to sell individual loans and pools of defaulted loans at a discount, rather than rehabilitate or foreclose on the loans. Acquiring non-performing loans at discounts may provide opportunities to IBF VI to achieve its desired rates of return. Accordingly, IBF VI will attempt to identify and purchase non-performing loans that have the potential through its collection activities to generate its desired rates of return.

         IBF VI will also attempt to purchase performing loans at a discount that, coupled with stated interest on the loans, have the potential to achieve IBF VI's desired rates of return.

         Before acquiring any loan, IBF VI will review the loan documents, the borrower's payment history, the borrowers' financial condition and the value of the collateral securing the loan. Sources of information that may be examined in determining the fair market value of a real property may include one or more of the following: (1) current and historical operating statements;
(2) existing or new appraisals; (3) sales comparables; (4) industry statistics and reports regarding operating expenses, such as those compiled by the Institute of Real Estate Management and the Building Owners and Managers Association; (5) existing leases and market rates for comparable leases; (6) deferred maintenance observed during site inspections or described in structural and engineering reports; and (7) correspondence and other documents and memoranda found in the files of the seller of the loan secured by that real property or other relevant parties. After completing its evaluation and assessing the potential for satisfying its desired rates of return, IBF VI will determine a price at which it would be willing to purchase the loan. As a general guideline, IBF VI will set its bid for non-performing loans at a price that management believes could provide a 30 percent rate of return, and for performing loans could provide an 18 percent rate of return. If management believes that particular risk attributes for a loan would justify a higher or lower target return, such as the value of the underlying collateral being high compared to the debt obligation or a guarantor's ability to repay the loan as evidenced by a strong credit history, a higher or lower bid price and higher or lower projected return may be acceptable to IBF VI.

         In addition to the foregoing, IBF Management is expected to develop projections of net operating income and cash flows with respect to operating properties securing loans, taking into account lease rollovers, tenant improvement costs and leasing commissions. IBF Management will compare its estimates of revenue and expenses to historical operating statements and estimates provided in appraisals and general industry and regional statistics. Market capitalization rates and discount rates will then be applied to the cash flow projections to estimate values. These values will then be compared to available appraisals and market sale comparables to determine recommended bid prices for each asset. The amount offered by IBF VI generally will take into account projected holdings periods, capital costs and projected profit expectations, and will be the price that IBF Management estimates is sufficient to generate an acceptable risk-adjusted return on IBF VI's investment.

         Once IBF VI has acquired non-performing loans, it will attempt to enhance its overall rate of return by restructuring or refinancing the loans through workouts with borrowers. If restructuring or refinancing is not possible, IBF VI will seek to obtain ownership of the underlying collateral through foreclosure and collection proceedings. Non-performing loans restructured or refinanced may be serviced by IBF Management and packaged for sale to non-affiliated third parties as performing loans. Collateral acquired through foreclosure will be liquidated with a view to minimizing the time the investment is held and maximizing the return on the investment.

         Direct originations. IBF VI also intends to originate loans primarily secured by commercial real estate. The targeted market will include borrowers that, because of time constraints, credit factors, desired loan amount, or other circumstances, may be unable to obtain sought-after financing from traditional lenders. IBF VI will obtain leads for these loans through institutions such as banks, general lenders of corporate obligations, mortgage lenders, and real estate and finance companies. IBF VI will primarily make loans secured by real estate, and secondarily loans secured by other assets.

         Before originating a loan, IBF VI intends to perform a thorough review of the value of the collateral securing the loan and the borrower's ability to repay the loan. In addition to its own review, IBF VI will obtain independent appraisals of the related real property securing all mortgage loans. For loans secured by other personal property, IBF VI may rely solely on its own internal evaluation of the value of the collateral or obtain independent appraisals of the collateral.

         Generally, IBF VI will obtain Phase I environmental assessments on commercial properties prior to originating the related loan. The purpose of Phase I environmental assessments is to identify existing and potential environmental contamination that is made apparent from historical reviews of the properties, reviews of certain public records, preliminary investigations of the sites and surrounding properties and screening for the presence of hazardous substances, toxic substances and underground storage tanks. However, IBF VI may choose not to obtain Phase I environmental assessments on certain commercial properties prior to its origination and to originate loans without Phase I environmental assessments on the underlying property if it deems that to do so is prudent. Further, even if a Phase I environmental assessment is obtained, the assessment may not reveal all existing and potential environmental risks and liabilities, and there may unknown material environmental obligations or liabilities.

         IBF VI will also generally require borrowers to obtain and maintain a standard hazard insurance policy in an amount equal to the lower of the unpaid principal amount of the related loan and the replacement value of the improvements on the mortgaged property.

         As a general guideline, IBF VI will attempt to make secured loans with a stated interest rate of at least 18 percent per annum. IBF VI will also charge a loan origination fee of not less than one percent of the total loan, which will typically be added to the principal amount financed. Therefore, the actual amount funded at the time the loan is originated will be less than the principal amount of the loan on which IBF VI will receive interest.

         Typically, repayment will be made from the sale of the collateral or by a refinancing by the borrower. If one of these methods of repayment becomes unfeasible, IBF VI will attempt to restructure or refinance the loan. If restructuring or refinancing becomes unfeasible, IBF VI will seek ownership of the underlying collateral through sale, liquidation, or collection of the outstanding collateral.

Subprime Residential Mortgage Loans

         IBF VI may purchase pools of residential mortgage loans made to credit impaired borrowers. The subprime loans will be originated by unaffiliated third parties generally in accordance with guidelines that are primarily intended to evaluate the value and adequacy of the mortgaged property as collateral, the borrower's credit standing and repayment ability which will depend, among other things, on loan-to-value ratio, debt-to-income ratio, credit history, stability of employment, and time in residence at the applicant's current address. Generally, the Originator will review and verify the loan applicant's sources of income (except under stated income programs), calculate the amount of income from all such sources indicated on the loan application, review the credit history of the applicant and calculate the debt-to-income ratio to determine the applicant's ability to repay the loan, and review an appraisal of the mortgaged property. The guidelines will generally be less stringent than the standards generally acceptable to Freddie Mac and Fannie Mae with regard to the borrower's credit standing and repayment ability. Borrowers generally will have payment histories and debt ratios which would not satisfy Freddie Mac and Fannie Mae underwriting guidelines and may have a record of major derogatory credit items such as outstanding judgments or prior bankruptcies. The guidelines will generally require verification of employment and income, title insurance on all mortgage loans secured by liens on real property, and fire and extended coverage casualty insurance be maintained on the secured property in an amount at least equal to the principal balance of the related single-family loan or the replacement cost of the property, whichever is less. The originators will generally grade all mortgage loans pursuant to a credit grading matrix. Each originator's credit grading may have variations but generally will establish "A" as the highest and "D" as the lowest category with two or more categories in between.

         "A" category loans will generally permit the highest loan-to-value ratio, the lowest back end debt ratio, the most restrictive mortgage and trade line credit delinquencies and will generally have the lowest interest rates. "D" category loans will generally permit the lowest loan-to-value ratio, the highest back end debt ratio, the least restrictive mortgage and trade line credit delinquency history and generally have the highest interest rates. Categories in between these levels will have appropriate variations in the factors described above. IBF VI does not intend to acquire subprime residential loans with a loan-to-value ratio in excess of 100%.

         Any subprime residential loan may be prepaid in full or in part at any time, although IBF VI will attempt to acquire a large percentage of its loans that provide for the payment by the borrower of a prepayment charge in limited circumstances on certain full or partial prepayments made generally anywhere from one to five years from the date of execution of the related note.

         The originators will generally make representations and warranties to IBF VI in respect of the acquired loans that include, among other things, that: (1) the information with respect to each loan is true and correct as of the specified date; (2) each mortgaged property is improved by a one- to four-family residential dwelling, which may include condominiums, townhouses and manufactured housing permanently attached to foundations; (3) each mortgage loan had, at the time of origination, either an attorney's certification of title or a title search or title policy; (4) each mortgage loan was secured by a valid and subsisting first (or, if applicable, second) lien of record on the mortgaged property subject in all cases only to the exceptions to title set forth in the title insurance policy, if any, with respect to the related mortgage loan; (5) the originator held good and indefeasible title to, and was the sole owner of, each mortgage loan; and (6) each mortgage loan was originated in accordance with applicable law and is the valid, legal and binding obligation of the related borrower. If the originator cannot cure a breach of any representation or warranty made by it in respect of a mortgage loan that materially and adversely affects IBF VI's interest, the originator will be obligated to repurchase the mortgage loan. If the originator fails to repurchase a mortgage loan, IBF VI will suffer any loss related to the mortgage loan.

Other Real Estate Related Assets and Other Commercial Loans

         IBF VI intends to limit its investment in Other Real Estate Related Assets and Other Commercial Loans, to no more than 20% of IBF VI's portfolio. Investments in Other Real Estate Related Assets and Other Commercial Loans will generally have loan-to-value ratios of no more than 90%, if secured by real estate. IBF VI's policy will be to conduct an investigation and evaluation of Other Real Estate Related Assets and Other Commercial Loans before purchasing such assets. Evaluation of potential properties will be conducted primarily by IBF Management's employees who specialize in the analysis of such assets, often with further specialization based on geographic or collateral-specific factors. IBF VI expects IBF Management to use third parties, such as brokers who are familiar with the property's type and location, to assist it in conducting an evaluation of the value of the property, and, depending on the circumstances, to use subcontractors, such as local counsel and engineering and environmental experts, to assist in the evaluation and verification of information and the gathering of other information not previously made available by the potential seller. "Other Real Estate Related Assets" and "Other Commercial Loans" may include the following:

         Subordinate interests. IBF VI may purchase Subordinate MBS in MBS transactions ("Subordinate MBS"). MBS generally are issued either as Collateratized Mortgage Obligations ("CMOs") or pass-through certificates. CMOs are debt obligations of special purpose corporations, owner trusts or other special purpose entities secured by commercial mortgage loans or MBS. CMOs and pass-through certificates may be issued or sponsored by private originators of, or investors in, mortgage loans, including savings and loan associations, mortgage bankers, commercial banks, investment banks and other entities. MBS are not guaranteed by an entity having the credit status of a governmental agency or instrumentality and generally are structured with one or more of the types of credit enhancement described below. In addition, MBS may be illiquid. In most mortgage loan securitizations, a series of MBS is issued in multiple classes in order to obtain investment-grade ratings for the senior classes and thus increase their marketability. Each class of MBS may be issued with a specific fixed or variable coupon rate and has a stated maturity or final scheduled distribution date. Principal prepayments on the mortgage loans comprising the Mortgage Collateral may cause the MBS to be retired substantially earlier than their stated maturities or final scheduled distribution dates although, with respect to commercial mortgage loans, there generally are penalties for or limitations on the ability of the borrower to prepay the loan. Interest is paid or accrued on MBS on a periodic basis, typically monthly. The credit quality of MBS depends on the credit quality of the underlying Mortgage Collateral. Among the factors determining the credit quality of the underlying mortgage loans will be the ratio of the mortgage loan balances to the value of the properties securing the mortgage loans, the purpose of the mortgage loans (e.g., refinancing or new purchase), the amount and terms of the mortgage loans, the geographic diversification of the location of the properties and, in the case of commercial mortgage loans, the credit-worthiness of tenants. Moreover, the principal of and interest on the underlying mortgage loans may be allocated among the several classes of a MBS in many ways, and the credit quality of a particular class results primarily from the order and timing of the receipt of cash flow generated from the underlying mortgage loans. Subordinate MBS carry significant credit risks. Typically, in a "senior-subordinated" structure, the Subordinate MBS provide credit protection to the senior classes by absorbing losses from loan defaults or foreclosures before such losses are allocated to senior classes. Moreover, typically, as long as the more senior tranches of securities are outstanding, all prepayments on the mortgage loans generally are paid to those senior tranches. In some instances, particularly with respect to Subordinate MBS in commercial securitizations, the holders of Subordinate MBS are not entitled to receive scheduled payments of principal until the more senior tranches are paid in full. Because of this structuring, Subordinate MBS in a typical securitization are subject to a substantially greater risk of non-payment than are those more senior tranches. Accordingly, the Subordinate MBS are assigned lower credit ratings, or no ratings at all. Neither the Subordinate MBS nor the underlying mortgage loans are guaranteed by agencies or instrumentalities of the U.S. government or by other governmental entities and, accordingly, are subject to credit risks. As a result of the typical "senior-subordinated" structure, the Subordinate MBS will be extremely sensitive to losses on the underlying mortgage loans. For example, if IBF VI owns a $10 million Subordinate MBS consisting of $100 million of underlying mortgage loans, a 7% loss on the underlying mortgage loans will result in a 70% loss on the Subordinate MBS. Accordingly, the holder of the Subordinate MBS is particularly interested in minimizing the loss frequency (the percentage of the loan balances that default over the life of the Mortgage Collateral) and the loss severity (the amount of loss on a defaulted mortgage loans, i.e., the principal amount of the mortgage loan unrecovered after applying any recovery to the expenses of foreclosure and accrued interest) on the underlying mortgage loans. The loss frequency on a pool of mortgage loans will depend upon a number of factors, most of which will be beyond the control of IBF VI or the applicable servicer. Among other things, the default frequency will reflect broad conditions in the economy generally and real estate particularly, economic conditions in the local area in which the underlying Mortgaged Property is located, the loan-to-value ratio of the mortgage loan, the purpose of the loan, and the debt service coverage ratio. The loss severity will depend upon many of the same factors described above, and will also be influenced by the servicer's ability to foreclose on the defaulted mortgage loan and sell the underlying Mortgaged Property. Legal issues may extend the time of foreclosure proceedings or may require the expenditure of additional sums to sell the underlying Mortgaged Property, in either case increasing the amount of loss with respect to the loan. The underwriting standards that will be used by IBF VI in evaluating mortgage loans will be similar to the guidelines described above with respect to commercial mortgage loans acquired by IBF VI. The Subordinate MBS to be acquired by IBF VI generally will not have been registered under the Securities Act, but instead will initially have been sold in private placements, which will have more limited marketability and liquidity. The Subordinate Interests may generate "phantom income" that bears no relationship to the actual economic income attributable to the Subordinate Interest and may also be issued at a significant discount to their outstanding principal balance, which gives rise to OID for federal income tax purposes. As a result, IBF VI could be required to borrow funds or to liquidate assets in order to pay interest on the bonds.

         It is expected that the Manager's employees will use third parties, such as brokers who are familiar with the property's type and location, to assist them in conducting an evaluation of the value of the property, and depending on the circumstances, may use subcontractors, such as local counsel and engineering and environmental experts, to assist in the evaluation and verification of information and the gathering of other information not previously made available by the potential seller.

         Mezzanine investments. IBF VI may make investments that are subordinated to first lien mortgage loans on commercial and multifamily real estate. For example, on a commercial property subject to a first lien mortgage loan with a principal balance equal to 70% of the value of the property, IBF VI could lend the owner of the property (typically a partnership) an additional 15% to 20% of the value of the property. Typically, the loan would be secured either by the property subject to the first lien (giving IBF VI a second lien position) or a partnership or other ownership interest in the owner. If the ownership interest is pledged, IBF VI would be in a position to take over the operation of the property in the event of a default on the loan. These Mezzanine Investments generally would provide IBF VI with the right to receive a stated interest rate on the loan balance and may also include a percentage of gross revenues from the property, payable to IBF VI on an ongoing basis, and/or a percentage of any increase in value of the property, payable upon maturity or refinancing of the loan, or otherwise would allow IBF VI to charge an interest rate that would provide an attractive risk-adjusted return. Mezzanine Investments may also take the form of preferred equity, which will have a claim against both the operating cash flow and liquidation proceeds from the specific real estate assets. Before originating Mezzanine Investments, IBF VI intends to perform certain credit underwriting to attempt to evaluate future performance of the collateral supporting such investment, which will include a review of (i) the underlying collateral of each loan, including property characteristics, location, credit-worthiness of tenants and economics; (ii) the relative principal amounts of the loan, including the loan-to-value and debt service coverage ratios, (iii) the borrower and manager's ability to manage the property and make debt service payments, and
(iv) the mortgage loan's purpose and documentation. The Mezzanine Investments will be on commercial and multi-family properties that generally will have loan-to-value ratios of no more than 90% and debt service coverage ratios of no less than 1.05x.

         Construction loans. IBF VI may take advantage of opportunities to provide Construction Loans on commercial property, taking a first lien mortgage to secure the debt.

         Foreign real estate loans. IBF VI may originate or acquire mortgage loans secured by real estate located outside the United States. IBF VI has not imposed any limits with respect to the amounts that it could invest in foreign mortgages in the aggregate, any particular type of foreign mortgaged property, or properties located in any particular country. Investing in mortgages located in foreign countries creates risks associated with the uncertainty of foreign laws, markets and risks related to currency conversion and possible taxation by foreign jurisdictions. IBF Management has limited experience in investing in foreign mortgages. IBF VI may be subject to foreign income tax with respect to its investments in foreign mortgages.

         Other MBS. IBF VI may create or acquire interest-only securities, or "IOs," that have characteristics of Subordinate MBS, known as "Sub IOs". A Sub IO is entitled to no payments of principal; moreover, interest on a Sub IO often is withheld in a reserve fund or spread account and is used to fund required payments of principal and interest on the more senior tranches. Once the balance in the spread account reaches a certain level, interest on the Sub IO is paid to the holders of the Sub IO. These Sub IOs provide credit support to the senior classes, and thus bear substantial credit risk. Moreover, because a Sub IO receives only interest payments, its yield is extremely sensitive to changes in the weighted average life of the class, which in turn is dictated by the rate of prepayments (including as a result of defaults) on the underlying loans. Some Sub IOs are designated as REMIC Residual Interests, which typically generate Excess Inclusion or other forms of "Phantom Income." IBF VI may invest not only in classes of Subordinate MBS but also in other classes of MBS, such as IOs and Inverse IOs. These investments will differ from IBF VI's Subordinate MBS because they generally are not the "first loss" position, have credit ratings of "AAA" through "BB" and are not commercially oriented.

         Other Commercial Loans. IBF VI may originate or acquire commercial loans secured by non-real estate assets. Such loans will be underwritten based on the asset collateral value, borrower's payment history and financial condition and operating cash flow available for debt service.

                                RISK MANAGEMENT

         The following describes some of the investment management practices that IBF VI may employ from time to time to earn income, facilitate portfolio management (including managing the effect of maturity or interest rate sensitivity) and mitigate risk (such as the risk of changes in interest rates). IBF VI may amend or deviate from these policies or adopt other policies in the future.

Leverage and borrowing

         IBF VI intends to leverage a substantial amount of its assets through the issuance of CMOs, reverse repurchase agreements, warehouse lines of credit, bank credit facilities, mortgage loans on real estate and other borrowings, when there is an expectation that such leverage will benefit IBF
VI. If changes in market conditions cause the cost of such financing to increase relative to the income that can be derived from securities purchased with the proceeds thereof, IBF VI may reduce the amount of leverage it utilizes. Leverage creates an opportunity for increased income but, at the same time, creates special risks. For example, leverage magnifies changes in the net worth of IBF VI and affects the amounts available for payment to bondholders. Although the amount owed will be fixed, IBF VI's assets may change in value during the time the debt is outstanding. Leverage will create interest expenses for IBF VI which can exceed the revenues from the assets retained. To the extent the revenues derived from assets acquired with borrowed funds exceed the interest expense IBF VI will have to pay, IBF VI's net income may be greater than if borrowing had not been used. Conversely, if the revenues from the assets acquired with borrowed funds are not sufficient to cover the cost of borrowing, the net income of IBF VI will be less than if borrowing had not been used.

CMOs and warehouse lines of credit

         IBF VI may originate or purchase mortgage loans and issue CMOs collateralized by such loans. During the period in which IBF VI is acquiring mortgage loans for securitization, IBF VI is likely to borrow funds secured by such loans pursuant to warehouse lines of credit. IBF VI has not yet established any such credit lines. The collateral (whether whole mortgage loans or MBS) will be transferred into a wholly owned subsidiary, and that entity will issue CMOs. The transaction will be structured as debt, with the issuer retaining an equity interest in the collateral. In a debt transaction, the principal balance of the collateral (whether whole loans or MBS) will exceed the principal balance of the CMOs. Thus, once the CMOs are paid in full, the issuer will own the collateral free of the lien of the CMO debt. Moreover, IBF VI may issue CMOs collateralized by previously issued CMOs or MBS in transactions known as "resecuritizations." IBF VI will structure a resecuritization in the same manner as a securitization. IBF VI will issue CMOs through wholly owned subsidiaries to segregate the underlying collateral into separate pools. The segregation is necessary to satisfy rating agency and investor requirements that the CMOs be issued through separate entities that rating agencies believe are insulated from the claims of creditors of IBF VI and its affiliates in the event of the insolvency of those companies ("bankruptcy remote" entities).

Reverse repurchase agreements

         IBF VI may enter into reverse repurchase agreements, which are agreements under which IBF VI would sell assets to a third party with the commitment that IBF VI repurchase such assets from the purchaser at a fixed price on an agreed date. Reverse repurchase agreements may be characterized as loans to IBF VI from the other party that are secured by the underlying assets. The repurchase price reflects the purchase price plus an agreed market rate of interest.

Bank credit facilities

         IBF VI intends to borrow money through various bank credit facilities, which will have varying fixed or adjustable interest rates and varying maturities. IBF VI has not yet established any such bank credit facilities.

  Interest rate management techniques

         IBF VI may engage in a variety of interest rate management techniques for the purpose of managing the effective maturity or interest rate of its assets or liabilities. These techniques also may be used to attempt to protect against declines in the market value of IBF VI's assets resulting from general trends in debt markets or to change the duration of or interest rate risk associated with IBF VI's borrowings. Any such transaction is subject to risks, and may limit the potential earnings on IBF VI's investment in real estate related assets. Such techniques may include puts and calls on securities or indices of securities, Eurodollar futures contracts and options on such contracts, interest rate swaps or other such transactions.

Hedging

         IBF VI may use hedging techniques to mitigate potential risks, and not for speculative purposes, e.g., with respect to indebtedness, to limit, fix or cap the interest rate on variable interest rate indebtedness. IBF VI may utilize interest rate swaps, options on interest rate swaps, treasury-locks, options on treasuries and interest rate caps or floors, to protect the value of fixed rate mortgage loans originated and held for securitization. IBF VI plans to issue CMOs backed by pools of mortgage loans that it originates or acquires. Changes in interest rates during the time IBF VI is holding mortgage loans for securitization will impact the net proceeds and terms available from the issuance of CMOs. The intent of IBF VI's hedging strategy will be to produce an aggregate gain or loss which approximates the gain or loss in securitization proceeds caused by changes in interest rates between the time the mortgage loan is funded and the time IBF VI issues CMOs. All hedge agreements related to a securitized pool of loans will be terminated concurrently with the securitization.

                                  MANAGEMENT

Employees

         IBF VI does not have, and does not expect to have, any full time employees. No salaries will be paid to the executive officers of IBF VI. All personnel services required for IBF VI's operations will be provided by IB Consultants through the management agreement with IBF Management.

         IBF VI's business will be managed by its officers and directors IB Consultants and IBF Management. The following persons are the officers and directors of IBF VI , IBF Management and IB Consultants:

Name                               Age                           Position                               Since
Simon A. Hershon                   52           CEO, President and Director of IBF VI                 June 1998
                                                CEO, President and Director of IBF Management

Ehud D. Laska                      50           Executive Vice President and Director                 June 1998

Ivan M. Krasner                    48           Senior Vice President                               September 1998

Robert L. Olson                    57           Chief Financial Officer                                May 2000




Biographies

         The following are brief biographies of the officers and directors:

         Simon A. Hershon has, for the past 22 years, been the President and C.E.O. of InterBank, InterBank Consultants, Inc., InterBank/Brener Brokerage Services, Inc., American Eagle Funding, LLC, InterBank Capital Group, IBF Securities, Inc., IBF Management Corp., InterBank Funding Special Purpose Corporation, IBF VI Special Purpose Corporation II, IBF Special Purpose Corporation III, IBF VI Participating Income Fund, IBF - Alternative Investment Fund, and IBF Special Purpose Corporation VII. These companies offer financial advisory, asset management, merchant banking, and investment services to business, institutions and individuals in the hospitality, real estate, finance, and communications industries. Through InterBank Consultants, Inc., Mr. Hershon has been involved in numerous corporate and bond financings and provided advisory services in connection with the largest bankruptcy in Washington, D.C. history, which totaled over $2.0 billion. Mr. Hershon was also involved, through InterBank/Brener Brokerage Services, Inc., in over $5.0 billion of hotel transactions. Mr. Hershon's education and professional experience combine to provide InterBank's clientele with an in depth understanding of institutional and corporate finance, real estate finance and development, and hospitality turn-arounds. Mr. Hershon graduated from the U.S. Naval Academy and subsequently served in nuclear powered submarines in the U.S. Navy. He received both a Masters and Doctorate in Business Administration from Harvard University where he concentrated in finance and graduated with honors.

         Ehud D. Laska has served as President of American Eagle Funding, LLC, and Managing Director of the InterBank Capital Group since January 1996. Through these firms, Mr. Laska specializes in building up companies through same industry consolidation and acquisitions. Mr. Laska has also served as the Chairman of Coleman & Company Securities, Inc., a member firm of the National Association of Securities Dealers, Inc., since May 1996. Mr. Laska has also served as a director of Headway Corporate Resources, Inc., a publicly held corporation engaged in human resource management, since August 1993. From August 1994 to February 1996, Mr. Laska served as a managing director at the investment-banking firm of Continuum Capital, Inc. While serving as a Managing Director with Tallwood Associates, Inc., a boutique investment banking firm, from May 1992 to August 1994, Mr. Laska founded the Private Equity Finance Group, which merged with Continuum Capital, Inc. in August 1994. Prior to 1992, Mr. Laska was a senior investment banker with the Wall Street firms of CS/First Boston, Drexel Burnham Lambert, Paine Webber, and Laidlaw Equities. Mr. Laska graduated from the University of Massachusetts with a B.Sc. in Engineering and holds an Masters of Science degree in engineering from Brown University and a Masters of Business Administration from Stanford University.

         Ivan M. Krasner has been employed since September 1998 by IBF Securities, Inc., where he is responsible for managing the marketing operations of InterBank's business activities. Mr. Krasner has over 20 years experience in the development, strategic positioning, and marketing of financial service products. Most recently, Mr. Krasner was Vice President of Orbitex Management, a European-based mutual fund group specializing in global sector funds, from September 1997 to August 1998. From September 1996 to August 1997, Mr. Krasner was a founding partner and Senior Vice President of The Net Collaborative, a consultancy of industry experts bringing internet solutions to large financial service institutions. From October 1983 to December 1995, Mr. Krasner was employed in various positions by PLM International, a major originator of equipment leasing programs. Mr. Krasner graduated from C.W. Post College with a Bachelor of Arts in Philosophy and attended the Strategic Marketing Management Program at the Harvard Business School.

         Robert L. Olson has served as Chief Financial Officer since May 2000. Mr. Olson has over 20 years experience in developing financial controls and procedures for companies in various industries. Most recently, Mr. Olson served as Vice President of Finance for The Energy Grid, Inc., a start up company in the energy, gas and telecommunications industries, from March 1999 to May 2000. From September 1997 to March 1999, Mr. Olson served as Vice President of Finance for Global Intellicom, Inc., a publicly-traded technology firm. From June 1990 to September 1997, Mr. Olson served as Vice President of Finance for Trafalgar Ltd., a manufacturer, wholesaler and retailer of leather products. From 1977 to June 1990, Mr. Olson served as a Vice President of Finance or Chief Financial Officer for various companies involved primarily in retailing and manufacturing. Mr. Olson graduated from Long Island University with a Bachelor of Science in Accounting.

IBF Management

         IBF Management, formed in December 1998, succeeded to the business of InterBank Consultants, Inc. Since December 1990, InterBank, InterBank Consultants, Inc. and their affiliates and successors, including IBF Management, have been in the business of providing crisis management and turnarounds, asset restructuring, workouts, and corporate and real estate finance.

         Since 1977, InterBank, its predecessors, affiliates and successors completed over $3 billion in restructurings and workouts including the restructuring of mortgage backed bonds and real estate-backed municipal securities. In addition, InterBank assisted clients in the development of over 100 real estate projects. In addition, InterBank provided workout services in the largest personal bankruptcy case in the Washington metropolitan area, which involved over 200 partnerships.

         InterBank and its affiliates have 11 employees, which include three analysts and asset managers, three accountants, one loan administrator, two operations managers, and three senior managers.

         IBF VI will enter into the Management Agreement with IBF Management for a term expiring on the maturity or other redemption of the bonds. IBF Management will be primarily involved in three activities: (i) underwriting, originating and acquiring mortgage loans and other real estate related assets;
(ii) asset/liability management, financing, management and disposition of loans, including credit and prepayment risk management, collection of payments, enforcement of remedies, foreclosure and property disposition and related services; and (iii) capital management, oversight of IBF VI's structuring, analysis, capital raising and investor relations activities. In conducting these activities, IBF Management will formulate operating strategies for IBF VI, arrange for the acquisition of assets by IBF VI, monitor the performance of IBF VI's loans and provide certain administrative and managerial services in connection with the operation of IBF VI. IBF Management will be required to manage the business affairs of IBF VI in conformity with the policies that are approved and monitored by IBF VI's board of directors. IBF Management will be required to prepare regular reports for IBF VI that will review IBF VI's acquisitions of assets, portfolio composition and characteristics, credit quality, performance and compliance with the policies approved by IBF VI.

         At all times, IBF Management will be subject to the direction and oversight of IBF VI and will have such functions and authority as set forth in the Management Agreement. IBF Management will be responsible for the day-to-day operations of IBF VI and will perform such services and activities relating to IBF VI's assets and operations as may be appropriate, including:

         o providing a complete program of investing and reinvesting the capital and assets of IBF VI in pursuit of its investment objectives and in accordance with policies adopted by IBF VI from time to time;

         o serving as IBF VI's consultant with respect to formulation of investment criteria and preparation of policy guidelines by IBF VI's board of directors;

         o assisting IBF VI in developing criteria for mortgage asset purchase commitments that are specifically tailored to IBF VI's investment objectives and making available to IBF VI its knowledge and experience with respect to mortgage loans, other real estate related assets and commercial loans;

         o      counseling IBF VI in connection with policy decisions;

         o maintaining IBF VI's exemption from regulation as an investment company;

         o representing IBF VI in connection with the purchase and commitment to purchase or sell mortgage loans and other real estate related assets and commercial loans;

         o furnishing reports and statistical and economic research to IBF VI regarding IBF VI's activities and the services performed for IBF VI by IBF Management;

         o monitoring and providing to IBF VI on an ongoing basis price information and other data, obtained from certain nationally recognized dealers that maintain markets in mortgage assets; and providing data and advice to the board of directors in connection with the identification of such dealers;

         o administering the day-to-day operations of IBF VI and performing and supervising the performance of such other administrative functions necessary in the management of IBF VI as may be agreed upon by IBF Management and IBF VI;

         o contracting, as necessary, with third parties for master and special servicing of assets acquired by IBF VI;

         o communicating on behalf of IBF VI with the holders of the equity and debt securities of IBF VI as required to satisfy the reporting and other requirements of any governmental bodies or agencies and to maintain effective relations with such holders;

         o causing IBF VI to qualify to do business in all applicable jurisdictions;

         o assisting IBF VI in complying with all regulatory requirements applicable to IBF VI in respect of its business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Securities Exchange Act of 1934, as amended;

         o performing such other services as may be required from time to time for management and other activities relating to the assets of IBF VI as the board of directors shall reasonably request or IBF Management shall deem appropriate under the particular circumstances; and

         o using all reasonable efforts to cause IBF VI to comply with all applicable laws.

         IBF Management will subcontract with IB Consultants to perform all of the duties set forth above on its behalf. The subcontract with IB Consultants will not relieve IBF Management from any of its liabilities under the Management Agreement.

         IBF VI has the right at any time during the term of the Management Agreement to terminate the Management Agreement without the payment of any termination fee upon, among other things, a material breach by IBF Management of any provision contained in the Management Agreement that remains uncured at the end of the applicable cure period (including the failure of IBF Management to use reasonable efforts to comply with IBF VI's investment policy and guidelines).

         The Management Agreement may not be assigned by either party without the consent of the other party.

Compensation

         IBF Management is a Delaware corporation in which Simon A. Hershon is the sole officer, director, and stockholder. No executive compensation will be paid directly by IBF VI to its officers. IBF Management will bear all costs of operating IBF VI. IBF Management will receive an annual management fee payable on each quarter end for its services equal to two percent (2%) of the principal amount of the bonds for providing all administrative support required to operate IBF VI. The management fee will cover items such as wages and salaries of employees of IB Consultants responsible for IBF VI's daily operations, fees and expenses of agents and independent contractors providing administrative support for IBF VI's operations, office space, and all overhead expenses. The management fee does not cover IBF VI's legal and accounting fees, filing fees, investment transaction costs, taxes, officer and director liability insurance, and other administrative expenses. The annual management fee is subordinated to interest and principal due on the bonds and is payable out of working capital reserves.

Prior experience of InterBank, IBF Management and IB Consultants

         The information contained in this section of the Prospectus is included solely to enable prospective investors to have information which can be used to evaluate the experience of IBF Management in investing in real estate related assets for its clients.

         THE PRIOR PERFORMANCE INFORMATION INCLUDED IN THIS PROSPECTUS IS HISTORICAL AND INVESTORS SHOULD NOT CONSTRUE THE INCLUSION OF SUCH INFORMATION AS IMPLYING OR INDICATING IN ANY MANNER THAT IBF VI WILL MAKE INVESTMENTS WHICH ARE COMPARABLE TO THOSE MADE BY THE AFFILIATES DISCUSSED BELOW, OR THAT THE RESULTS ACHIEVED BY IBF VI WILL IN ANY WAY RESEMBLE OR BE COMPARABLE TO THOSE ACHIEVED BY SUCH AFFILIATES. INVESTORS IN BONDS WILL NOT BE ACQUIRING ANY INTEREST IN THE AFFILIATES DESCRIBED BELOW. IN ADDITION, THE REAL ESTATE MARKETS HAVE GENERALLY BEEN FAVORABLE DURING MUCH OF THE PERIOD FOR WHICH DATA IS PROVIDED. THEREFORE, THE FOLLOWING INFORMATION MAY NOT BE INDICATIVE OF THE RESULTS THAT WILL BE EXPERIENCED BY IBF MANAGEMENT IN CONNECTION WITH ITS MANAGEMENT OF IBF VI'S ASSETS.

         InterBank is the parent corporation of seven private affiliated corporations listed in the table below (the "Affiliated Private Funds") formed by InterBank to acquire performing and non-performing loans, originate loans, and invest in equity and debt securities. Each of the Affiliated Private Funds obtained capital by offering and selling notes or equity interests (the "Private Securities") to investors in private placements with maturities ranging from May, 2001 to December, 2005. The Affiliated Private Funds have sold approximately $59,576,000 of notes and $1,626,000 of equity securities to date. The origination and acquisition businesses of each of the Affiliated Private Funds is managed by IBF Management.

         Generally, InterBank has acted as the lead lender on loans originated or acquired, and the Affiliated Private Funds have purchased participations in the loans. Allocation of loans among the affiliates is based on the amount of capital each of the Affiliated Private Funds has available to acquire loan investments and other factors considered important to IBF Management.

         All interest due on the Private Securities has been paid in a timely manner. None of the principal of the Private Securities has become due, although SPC I has issued a notice of redemption and intends to redeem a portion of its notes on May 31, 2000.

         The operating and investment strategy employed for the Affiliated Private Funds will differ from those that will be employed by IBF VI because of IBF VI's need to maintain an exemption from registration under the Investment Company Act. IBF Management will monitor the types of assets maintained in IBF VI's portfolio to ensure that it is not deemed to be an investment company under the Investment Company Act, due to its intention to maintain at least 80% of its assets consist of mortgages and other liens on and interests in real estate and real estate related investments.

         As of December 31, 1999, the Affiliated Private Funds owned approximately $50.0 million book value of assets under management being managed by IBF Management and IB Consultants, including approximately $14.4 million of mortgage loans and $18.3 million of other commercial loans.

         The Affiliated Private Funds with similar investment objectives (all of the funds listed below with the exception of AIF V) invest in smaller properties and underperforming or otherwise distressed real property. Although the investment objectives of these funds are not identical to those of IBF VI, they are similar, and IBF VI believes that prior performance information about these funds may be material to a prospective investor. Certain information relating to those seven funds is set forth below.


                         INTERBANK FUNDING CORPORATION
                           INDIVIDUAL FUNDS ANALYSIS
                               AS OF MAY 8, 2000

                                                                Coupon
                                                               Interest
                                                               Payments                        Principal
                    Date of         Gross       Interest    as of June 30,    Additional    Redemptions as    Total Avg.
   Fund Name       Inception    Amount Sold(1)    Rate           2000          Interest     of May 31, 2000    Yield(2)
---------------- -------------- --------------- ---------- ----------------- -------------- ---------------- -------------

SPC I              01/31/96         $2,500,000     12%        $1,175,203          $79,012      $648,000         12.90%
SPC II             01/21/97          5,000,000     12%         1,685,515           91,248                       12.75%
SPC III            04/10/98         10,000,000     12%         1,771,567           58,883                       12.67%
PIF IV - 98        02/17/98         10,000,000     12%         2,056,498           67,005                       12.51%
PIF IV - 99        02/12/99         15,000,000     12%         1,690,830           22,770                       12.51%
AIF V              09/09/99          1,626,000     N/A               N/A              N/A                        N/A
SPC VII            05/10/99         16,076,500     11%         1,613,605           11,000                       11.53%
---------------- -------------- --------------- ---------- ----------------- -------------- ---------------- -------------

Total                              $60,202,500                $9,993,218         $329,918      $648,000
---------------- -------------- --------------- ---------- ----------------- -------------- ---------------- -------------


(1)    Before deducting offering expenses.
(2) Includes coupon interest and additional interest and is calculated on a bond equivalent yield basis.

Competition

         The business IBF VI proposes to engage in is highly competitive. IBF VI will compete for its loan investments with a number of national, local, and regional companies that pursue similar loan acquisition and origination business. Some of these companies may possess substantially greater financial, marketing, technical, personnel and other resources than IBF VI. In addition, IBF VI's future profitability will be directly related to the targeted yield relative to that of its competitors. Competitors may have access to capital at a lower cost than the capital available to IBF VI through the bonds described in this prospectus and, therefore, would have a competitive advantage in making and acquiring loans at lower yields than IBF VI can accept.

Legal proceedings

         Neither IBF VI, IBF VI SPV, IBF Management nor IB Consultants is a party to any pending legal proceedings. To the knowledge of management, no legal proceedings are threatened against any of them.

Offices

         The principal executive offices and principal place of business of IBF VI will be located at the offices of InterBank, IBF Management and IB Consultants at 1733 Connecticut Avenue, N.W., Washington, DC 20009. Management believes that the office space available at this location is adequate for its foreseeable needs.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The following table describes the amount and nature of payments that will or may be made by IBF VI to InterBank and its affiliates.



         Payee                                          Amount ($)                          Purpose
IBF Management                                    $10,000 to $1,000,000      Annual management fee (1)
IBF Securities                                    $15,000 to $1,575,000      Wholesale Selling Compensation and
                                                                             Expenses
Coleman & Company Securities, Inc.                   $2,500 to $250,000      Offering concession (2)


--------------------------

(1)  See "Management - Compensation."
(2) Coleman will receive out of the sales commission payable to National a fee of 0.5% of the gross proceeds from the sale of bonds for its assistance in wholesale distribution of the offering to selected dealers. Coleman will also receive 7% of the gross sales price of all bonds sold by Coleman directly to investors in the offering, but it is not expected that sales by Coleman to investors will be material.

         InterBank is currently the sole stockholder of IBF VI and has the right to manage the business affairs of IBF VI and to appoint all directors.

         Loans made to InterBank or its affiliates will only be made on the same or similar terms and conditions as loans made to unrelated parties.

         InterBank is the sole equity owner of the Affiliated Private Funds, which are engaged in loan investment activities that are similar to the proposed business of IBF VI, and may participate as a controlling stockholder in other corporations or partnerships formed in the future to pursue loan origination and acquisition activities similar to that of IBF VI. Simon A. Hershon and Ehud D. Laska, directors and officers of IBF VI, are the owners of InterBank. Mr. Hershon is the sole owner of IBF Management, which provide management services to IBF VI for fees.

         Certain conflicts of interest are inherent in the foregoing relationships, including the selection of loan opportunities for IBF VI and allocation of management time and resources to the operations of IBF VI. Although the indenture provides that IBF VI may not participate in a transaction with an affiliate, except in good faith and on terms that are no less favorable to IBF VI than those that could have been obtained from a person not an affiliate of IBF VI, no other policy or restriction has been adopted by management to resolve conflicts of interest that might arise.

         IBF VI will reimburse IBF Management for legal and accounting fees, printing costs and marketing costs paid to third parties by IBF Management.

                    CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS
                         AND REAL PROPERTY INVESTMENTS

         IBF VI intends primarily to acquire mortgage loans and other real estate related assets. IBF VI's return on such assets will depend upon, among other things, the ability of the servicer of the mortgage loans to foreclose upon the mortgage loans in default and sell the underlying real property. There are a number of legal considerations involved in the acquisition of mortgage loans or real estate related assets or the foreclosure and sale of defaulted mortgage loans (whether individually or as part of a series of mortgage-backed securities). The following discussion provides general summaries of certain legal aspects of loans secured by real property and the acquisition of real property. Because such legal aspects are governed by applicable state law (which laws vary from state to state), the summaries do not purport to be complete, to reflect the laws of any particular state, or to encompass the laws of all states. Accordingly, the summaries are qualified in their entirety by reference to the applicable laws of the states where the property is located. The summaries are not based upon opinions of legal counsel.

         Each mortgage loan will be evidenced by a note or bond and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located. Mortgages, deeds of trust and deeds to secure debt are herein collectively referred to as "mortgages." The priority of the lien created or interest granted by a mortgage will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office and whether there are any later-arising liens for real estate taxes, assessments and other charges.

         Mortgages that encumber income-producing property often contain an assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower's right, title and interest as landlord under each lease and the income derived therefrom, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents. In addition, the potential payments from a property may be less than the periodic payments due under the mortgage.

         The form of the mortgage or deed of trust used by many lenders confers on the mortgagee or beneficiary the right both to receive all proceeds collected under any hazard insurance policy and all awards made in connection with any condemnation proceedings, and to apply such proceeds and awards to any indebtedness secured by the mortgage or deed of trust, in such order as the mortgage or beneficiary may determine. Mortgages often provide under certain circumstances that the proceeds of hazard insurance or condemnation awards may be used by the borrower to repair the casualty or taking. The laws of certain states may limit the ability of mortgagees or beneficiaries to apply the proceeds of hazard insurance or condemnation awards to the secured indebtedness and instead may require the proceeds of hazard insurance or condemnation proceeds to be used to repair the casualty or taking unless the security of the mortgagee or beneficiary has been impaired.

         Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness. Foreclosure procedures vary from state to state, but are generally time consuming and costly. In addition, certain states may grant a borrower the right to repay amounts owed and reinstate the loan.

         Commercial or multi-family residential mortgage loans acquired by IBF VI may be nonrecourse loans, as to which recourse in the case of default will be limited to the property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower's other assets, a lender's ability to realize upon those assets may be limited by state law.

         Operation of Title 11 of the United States Code, as amended (the "Bankruptcy Code") and related state laws may interfere with or affect the ability of a lender to realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) to collect a debt are automatically stayed upon the filing of the bankruptcy petition and, often, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences thereof caused by such automatic stay can be significant.

         Notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower's payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges that a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid.

         IBF VI will be subject to environmental risks when taking a security interest in real property, as well as when it acquires any real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. In certain circumstances, a lender could determine to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for compliance or clean-up costs.

         Under Title III of the Americans with Disabilities Act of 1990 and rules promulgated thereunder (collectively, the "ADA"), in order to protect individuals with disabilities, public accommodations (such as hotels, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers that are structural in nature from existing places of public accommodation to the extent "readily achievable." In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The "readily achievable" standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord.

                             PLAN OF DISTRIBUTION

         Subject to the conditions set forth in this prospectus and in accordance with the terms and conditions of the indenture and the Underwriting Agreement between IBF VI and National Securities Corporation ("National"), IBF VI will offer through National, on a best efforts basis, a maximum of $50,000,000 in principal amount of the bonds. The minimum subscription is $5,000 ($2,000 for IRAs and Qualified Plans, including Keogh plans) except in certain states. See "Investor Suitability And Minimum Investment Requirements; Subscription Procedures."

         The sales commission paid to National is 8.0 percent of the gross offering proceeds and an additional amount equal to 2.0 percent of IBF VI's annual net income for each calendar year in which the bonds are outstanding (the "Profit Participation"). In addition, IBF VI will reimburse National for all out-of-pocket expenses on an accountable basis. National may reallow the selling compensation to selected dealers participating in the offering. Generally, dealers participating in the offering will receive a 6.5 percent commission, a 0.5 percent due diligence fee and the Profit Participation.

         Coleman & Company Securities, Inc., an affiliate of InterBank and IBF VI, will participate in the wholesale distribution of the offering to selected dealers. Coleman may also make sales of bonds to investors. For these services, Coleman will receive from National out of its sales commission 0.5 percent of the gross proceeds of the offering, 7.0 percent of the gross proceeds received on bonds sold by Coleman directly to investors, and the Profit Participation, which will be reallowed to dealers.

         Due to the affiliation between IBF VI and Coleman, the offering will be conducted pursuant to Rule 2720 of the NASD Rules of Conduct, which imposes certain requirements on the distribution. National has assumed the responsibilities of acting as the qualified independent underwriter and has priced the offering and conducted due diligence on the issuer.

         The Underwriting Agreement and the selected dealer agreements contain provisions for the indemnification of National and participating selected dealers by IBF VI with respect to certain liabilities, including liabilities arising under the Securities Act.

         Until subscriptions for $500,000 of bonds have been accepted by IBF VI, all funds received by National and selected dealers from subscriptions for bonds will be placed in an escrow account with Continental Stock Transfer & Trust Company, as escrow agent. If less than $500,000 of bonds are sold within three months following the date of this prospectus (unless extended by IBF VI and National for an additional three months), all proceeds raised will be promptly returned to investors, with interest and without deducting any sales commissions or expenses of the offering. Investors will not have the use of their funds and will not be able to obtain return of funds placed in escrow unless and until the minimum offering period expires. In the event the minimum amount of bonds is sold within the minimum offering period, the offering will continue until either all bonds are sold, the offering is terminated by IBF VI, or June 30, 2001, whichever occurs first. In no event will any bonds be sold to affiliates of IBF VI in order to reach the minimum.

         The offering of the bonds is made subject to prior sale and to withdrawal, cancellation, or modification of the offer without notice. National and IBF VI reserve the right to reject any order for the purchase of bonds.

           INVESTOR SUITABILITY AND MINIMUM INVESTMENT REQUIREMENTS;
                            SUBSCRIPTION PROCEDURES

General Suitability Considerations

         Among the reasons for establishing investor suitability standards and minimum dollar amounts of investment is that there is no public market for the bonds and none is expected to develop. Accordingly, only persons able to make a long-term investment and who have adequate financial means and no need for liquidity with regard to their investment should purchase the bonds. An investment in bonds is not appropriate for you if you must rely on cash distributions with respect to your bonds as your primary, or as an essential, source of income to meet your necessary living expenses.

Requirements Concerning Minimum Investment and Minimum Investor Net Worth/
Income

         Minimum Investment. For investors other than Qualified Plans and IRAs, the minimum investment is $5,000 in principal amount of the bonds. For Qualified Plans and IRAs, the minimum investment is $2,000 in principal amount of the bonds.

         Minimum Net Worth/Income. Except with respect to Qualified Plans and IRAs, bonds will be sold to you only if you represent in writing:

         o your net worth is at least $65,000 in excess of the proposed investment in the bonds and you have an annual gross income of at least $65,000, or

         o irrespective of annual gross income, your net worth is at least $225,000, or

         o that you satisfy the suitability standards imposed by the state in which you reside, if such standards are more stringent than those set forth above.

         All computations of your net worth must exclude the value of your principal residence, its furnishings, and personal automobiles. All other assets should be valued at their fair market value.

         If an investor is a Qualified Plan or an IRA, such investor must represent (i) that the IRA owner or the participant in the self-directed Qualified Plan satisfies the foregoing standards, or (ii) if other than a self-directed Qualified Plan, that the Qualified Plan satisfies the foregoing suitability standards.

         You must execute a copy of the Subscription Agreement, the form of which is attached as Appendix II to this prospectus, to evidence your compliance with the foregoing standards and the requirements of applicable laws.

How to Subscribe

         If you meet the suitability standards set forth above you must do the following to subscribe to purchase bonds. You must personally execute the Subscription Agreement and deliver it to National or the selected dealer soliciting the investment with payment of the purchase price for the bonds. In the case of IRAs and Qualified Plans, both owners and the plan fiduciary (if any) must sign the Subscription Agreement. In the case of grantor trusts or other trusts in which the grantor is the fiduciary, such grantor must sign the Subscription Agreement. In the case of other fiduciary accounts in which the donor does not exercise control and is not a fiduciary, the plan fiduciary alone may sign the Subscription Agreement.

         All subscription payments should be made payable to "CSTTC - Escrow Account." Subscription payments will be deposited in the escrow account no later than noon of the next business day following receipt. After the minimum of $500,000 in principal amount of bonds is sold within the minimum offering period, subscription payments will continue to be deposited and cleared through the escrow account.

         IBF VI and National will promptly review, and accept or reject at their discretion, each subscription. If a subscription is rejected, the subscription payment will be promptly refunded, without deduction of any offering expenses and without payment of interest.

         Affiliates of IBF VI, National, and the selected dealers will have the right, but not the obligation, to subscribe for and purchase bonds for their own account for investment purposes, subject to the terms and conditions contained herein. Such affiliates may purchase bonds prior to sale of the minimum $500,000 of bonds, which will count toward the achievement of the minimum requirement. All bonds purchased by such parties will be purchased solely for investment purposes and not with a present view towards resale or distribution.

Sales Material

         In addition to and apart from this prospectus, IBF VI will utilize certain sales material in connection with the offering of bonds. This material may include reports describing IBF VI and a brochure and audio-visual materials or taped presentations highlighting various features of this offering. IBF VI and its affiliates may also respond to specific questions from selected dealers and prospective investors. Business reply cards, introductory letters or similar materials may be sent to selected dealers for customer use, and other information relating to this offering may be made available to selected dealers for their internal use. However, this offering is made only by means of this prospectus. Except as described herein or in supplements hereto, IBF VI has not authorized the use of other sales materials in connection with this offering. Although the information contained in such material does not conflict with any of the information contained in this prospectus, such material does not purport to be complete and should not be considered as a part of this prospectus or the registration statement of which this prospectus is a part, or as incorporated in this prospectus or the registration statement by reference or as forming the basis of this offering of bonds.

                                 LEGAL MATTERS

         The legality of the issuance of the bonds offered hereby and certain other matters will be passed upon for IBF VI by Brown & Wood LLP, 1666 K Street, N.W., Washington, D.C. 20006-1208. Certain matters will be passed upon for National by its counsel D'Ancona & Pflaum LLC of Chicago, Illinois.

                                    EXPERTS

         The financial statements of IBF VI as of December 31, 1999 and 1998, appearing in this Prospectus and Registration Statement have been audited by Radin, Glass & Co., LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

         IBF VI has filed a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the bonds offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to IBF VI and the bonds offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part of the Registration Statement may be obtained from the Commission upon payment of a prescribed fee. This information is also available from the Commission's Internet web site at http://www.sec.gov.
                                  ------------------

                                                               Appendix I

                         INDEPENDENT AUDITOR'S REPORT


IBF VI -- Secured Lending Corporation
Washington, DC


         We have audited the accompanying balance sheet of IBF VI -- Secured Lending Corporation (A Development Stage Enterprise) for the period June 8, 1998 (inception) through December 31, 1999 and the related statement of operations, change in shareholder's equity and cash flows for the period June 8, 1998 (inception) through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

         In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of IBF VI -- Secured Lending Corporation (A Development Stage Enterprise) for the period June 8, 1998 (inception) through December 31, 1999 and the results of its operations and its cash flows for the period then ended in conformity with generally accepted accounting principles.

                                                RADIN, GLASS & CO., LLP
                                                Certified Public Accountants

New York, NY
February 17, 2000

                     IBF VI -- SECURED LENDING CORPORATION
                       (A Development Stage Enterprise)


                                 BALANCE SHEET


                                    December 31, 1998         December 31, 1999
                                    -----------------         -----------------

                                 ASSETS
-------------------------------------------------------------------------------

CURRENT ASSETS:
     Cash                               $    1,000                $189,122
     TOTAL CURRENT ASSETS                    1,000                 189,122
DEBT ISSUANCE COSTS                         26,276                 180,322
DUE FROM AFFILIATE                         249,000
                                        ----------                --------
                                          $276,276                $369,444
                                        ==========                ========

                             STOCKHOLDER'S EQUITY
                             --------------------

COMMON STOCK, $1 par value,            $    1,000               $    1,000
1,000 shares authorized,
issued and outstanding
ADDITIONAL PAID-IN CAPITAL                280,276                  409,018
ACCUMULATED DEFICIT                        (5,000)                 (40,574)
                                        ---------                 ---------
                                         $276,276                 $369,444
                                        =========                 =========

                     IBF VI -- SECURED LENDING CORPORATION
                       (A Development Stage Enterprise)
                            STATEMENT OF OPERATIONS
                       JUNE 8, 1998 TO DECEMBER 31, 1999


                                                                                                   Cumulative
                                                June 8, 1998 to        January 1, 1999 to        June 8,1998 to
                                               December 31, 1998       December 31, 1999        December 31, 1999

EXPENSES                                            $5,000                  $35,574                  $40,574
NET EARNINGS (LOSSES)                              $(5,000)                $(35,574)                $(40,574)
NET EARNINGS (LOSSES) PER SHARE:
  EARNINGS PER COMMON SHARE                         $(5.00)                 $(35.74)                $(40.57)
WEIGHTED AVERAGE SHARES                              1,000                   1,000                    1,000


                     IBF VI -- SECURED LENDING CORPORATION
                       (A Development Stage Enterprise)
                       STATEMENT OF STOCKHOLDER'S EQUITY
                       JUNE 8, 1998 TO DECEMBER 31, 1999


                                                Common Stock                Additional                          Total
                                                ------------                 Paid in         Accumulated    Stockholder's
                                          Shares            Amount           Capital           Deficit          Equity
                                          ------            ------           -------           -------          ------

Balance as of June 8, 1998
(inception)                                    -          $        -        $         -       $         -     $          -

Capital Contributions                      1,000               1,000            280,276       $         -          281,276

Net Earnings for the Period June
8, 1998 to December 31, 1998                   -                   -                  -           (5,000)                -
                                     -----------           ---------         ----------    --------------      -----------

Balance as of December 31, 1998            1,000               1,000            280,276           (5,000)          276,276

Capital Contributions                          -                   -            128,742                 -          128,742

Net Earnings for the Period
January 1, 1999 to December 31,                -                   -                  -          (35,574)         (35,574)
1999                                 -----------           ---------         ----------    --------------      -----------

Balance as of December 31, 1999            1,000          $    1,000        $   409,018         $(40,574)     $    369,444
                                     ===========           =========         ==========    ==============      ===========


                     IBF VI -- SECURED LENDING CORPORATION
                       (A Development Stage Enterprise)

                            STATEMENT OF CASH FLOWS

                       JUNE 8, 1998 TO DECEMBER 31, 1999


                                                                                                          Cumulative
                                                            June 8, 1998 to      January 1, 1999 to      June 8,1998 to
                                                           December 31, 1998     December 31, 1999     December 31, 1999

CASH FLOWS FROM OPERATING ACTIVITIES
         Net loss                                                    (5,000)       $     (35,574)         $      (40,574)
                                                                     -------       --------------         ---------------

NET CASH USED IN OPERATING ACTIVITIES                                (5,000)             (35,574)                (40,594)
                                                          -----------------         ------------           -------------

CASH FLOWS FROM INVESTING ACTIVITIES                                       0                     0                      0
NET CASH USED IN INVESTING ACTIVITIES                                      0                     0                      0
CASH FLOWS FROM FINANCING ACTIVITIES
         Capital contributions                                       281,276              128,742                 410,018
         Loan to parent                                            (249,000)            (335,000)               (584,000)
         Receipts from loan to parent                                                     584,000                 584,000
         Debt issuance costs                                        (26,276)            (154,046)               (180,322)
                                                          -----------------         ------------           -------------


NET CASH PROVIDED BY FINANCING ACTIVITIES                              6,000              223,696                 229,696
                                                          ------------------        -------------          --------------

NET DECREASE IN CASH AND CASH EQUIVALENTS                              1,000              188,122                 189,122

CASH AND CASH EQUIVALENTS AT BEGINNING
  OF PERIOD                                                                 -               1,000                       -
                                                          -------------------       -------------          --------------

CASH AND CASH EQUIVALENTS AT END
  OF PERIOD                                                   $        1,000       $      189,122         $       189,122
                                                               =============        =============          ==============


                     IBF VI -- SECURED LENDING CORPORATION
                       (A Development Stage Enterprise)

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1999


1.  INITIATION OF BUSINESS

On June 8, 1998, IBF VI -- Secured Lending Corporation ("IBF VI") was formed to engage in the business of purchasing, holding and disposing of debt and equity securities and instruments and other real estate related assets. There have been no operations from inception through December 31, 1999.

IBF VI is a wholly-owned subsidiary of InterBank Funding Corporation.

2.  SIGNIFICANT ACCOUNTING POLICIES

          a. Development stage - IBF VI is a development stage enterprise and will continue as a development stage enterprise until such time as it has significant revenues from operations.

          b. Debt issuance costs - Debt issuance costs will be charged against additional paid-in capital upon successful completion of IBF VI's proposed public offering. In the event the offering is not completed, such costs will be charged to expense.

          c. Pervasiveness of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          d.  Fiscal year - IBF VI has adopted a fiscal year ending December 31.

3.  RELATED PARTY INTERESTS

IBF VI is wholly-owned by InterBank Funding Corporation, affiliates of which, IBF Management Corp. ("IMC") and IB Consultants Inc. will receive fees for certain administrative and support services rendered to IBF VI. The annual management fee will pay for certain costs of operating IBF VI for which IMC is responsible. A portion of the management fee will be paid to IB Consultants.

The overhead costs incurred by IBF VI are absorbed by IMC. A charge was made for the year ended December 31, 1999 in the financial statements for the amount that management believes is appropriate for such costs, including payroll, rent, equipment leases and other expenses. The amount of such charge is recorded as a credit to paid in capital.

4.  PROPOSED PUBLIC OFFERING

IBF VI anticipates offering $50,000,000 of 10.25% bonds, Class A (the "bonds") of IBF VI -- Secured Lending Corporation. The bonds may be subordinated to future Senior Indebtedness of IBF VI. Any amount of the bonds is redeemable at the option of IBF VI after January 1, 2001. Bonds may be redeemed at the request of the registered holders of the bonds ("Holders") under limited circumstances. The redemption value of each bond is equal to 100% of its principal amount plus accrued Interest.

The minimum principal amount of bonds that may be purchased is $5,000 for all investors, except for Individual Retirement Accounts and Keogh Plans, for which the minimum purchase is $2,000.

                                                                   Appendix II
                     IBF VI -- Secured Lending Corporation
                            Subscription Agreement


 ___
|___|   Initial Subscription

 ___                                                                ___ ___ ___ ___ ___ ___ ___ ___  ___  ___
|___|   Additional Investment: Account Number Previously Assigned: |___|___|___|___|___|___|___|___||___||___|
 ___
|___|   Check here if you wish to reinvest a portion of each interest payment
                                ___
        in additional Bonds:   |___|

 ___
|___|   Check here if you wish to reinvest a portion of each interest payment in addition Bonds:
                ___                     ___
               |___|  25%              |___|   50%
                ___                     ___
               |___|  75%              |___|  100%


               INVESTMENT
                     ___ ___ ___ ___ ___ ___ ___
                    |___|___|___|___|___|___|___|

I desire to purchase $_____________ aggregate principal amount of IBF VI-- Secured Lending Corporation.

Make Checks Payable to:    CSTTC Escrow Agent for IBF VI

     o Subscriber Information: Please clearly print name(s) in which Notes are to be acquired. All checks and correspondence will go to the Investor.

          Your net worth is at least $65,000 in excess of the proposed investment in the bonds and you have an annual gross income of at least $65,000, or

     o    irrespective of annual gross income, your net worth is at least
          $225,000, or

     o that you satisfy the suitability standards imposed by the state in which you reside, if such standards are more stringent than those set forth above.

     All computations of your net worth must exclude the value of your principal residence, its furnishings, and personal automobiles. All other assets should be valued at their fair market value. Residence Address unless specified otherwise in the Check Distribution Section

Investor 1 (First, Middle I., Last):
 ___________________________________________________________________________
|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|
                   (1) Investor 2 (First, Middle I. Last):

 ___________________________________________________________________________
|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|
    Registration For The Investment (How The Investment Should Be Titled):

 ___________________________________________________________________________
|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|

Investor Residence Address 1:                                                Check One Of The
                                                                              Following:
 _______________________________________________________________
|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|
Investor Residence Address 2:                                          ___
 _______________________________________________________________      |___|  U.S. Citizen
|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|      ___
                                                                      |___|  Resident Alien

City,                                State        ZIP Code             ___
 _______________________________    _______   ___________________     |___|  Foreign Resident; Country
|___|___|___|___|___|___|___|___|  |___|___|  ___|___|___|___|___|
                                                                       ___
                                                                      |___|  U.S. Citizen residing outside the U.S.
               Occupation:
 _______________________________________________________________
|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|
Check Distribution Information (if different):

Financial Institution (Bank, Trust Company, etc.):
 ___________________________________________________________________________
|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|
Address:
 ___________________________________________________________________________
|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|

City,                                State        ZIP Code
 _______________________________    _______   ___________________
|___|___|___|___|___|___|___|___|  |___|___|  ___|___|___|___|___|

Account Number:
 ___________________________________________________________________________
|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|
Enter the taxpayer identification number. For most individual taxpayers, it is their Social Security Number. Note: If the purchase is in more than one name,
                              ----
the number should be that of the first person listed. For IRAs, Keoghs, and qualified plans, enter both the Social Security Number and the Taxpayer
Identification Number for the plan.

         Social Security Number               Taxpayer Identification Number (If Applicable)
 ___________    ___________   ___________      _______     _______________________ ___
|___|___|___|  |___|___|___| |___|___|___|    |___|___|   |___|___|___|___|___|___|___|

Form of Ownership (Individual, IRA, Trust, UGMA, Pension Plan, etc.)
 ___________________________________________________________________________
|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|

==================================================================================================================================
Broker/Dealer - Registered Representative Information (To be completed by Registered Representative)

I hereby certify that the investor(s) has read the prospectus and meets the suitability requirements.
Broker/Dealer Firm Name:
 ___________________________________________________________________________
|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|

Registered Representative:
 ___________________________________________________________________________
|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|___|

Sales Representative Number: __________________________________________________
Sales Representative Signature:  ______________________________________________

==================================================================================================================================
Interest Distribution:  If you are purchasing $15,000 or more of the Notes, please indicate how you want fixed interest paid
 ___                ___
|___|   Monthly    |___|   Quarterly


Subscriber Signature: (the undersigned has the authority to enter into this subscription agreement on behalf of the person(s) or entity registered above.
I (We) certify under penalty of perjury that this is my (our) correct Social
Security Number (and/or Tax Identification Number) and that interest income on this account should be reported on this number. I acknowledge and agree to this statement on the reverse side hereof.

Authorized Signature of Investor 1 _____________________  Date _________________________
Authorized Signature of Investor 2 _____________________  Date _________________________

==================================================================================================================================

Company's Acceptance (To be completed only by an authorized representative of IBF VI.)
The foregoing subscription is accepted this ____________ day of ________________, _____
                 _____________________________________ Authorized Representative of IBF VI

==================================================================================================================================

                             [Outside back cover]

====================================   =======================================
     Until _____________, 2000, all
dealers that effect transactions in
these securities, whether or not
participating in this offering, may
be required to deliver a
prospectus. This is in addition to                   $50,000,000
the dealers' obligation to deliver
a prospectus when acting as
underwriters and with respect to
their unsold allotments or
subscriptions.

                                             IBF VI -- SECURED LENDING
      ------------------                         CORPORATION [logo]
      TABLE OF CONTENTS
      -----------------

                                                    Class A 10.25% Bonds

                                                         ----------
                                                         PROSPECTUS
                                                         ----------

No dealer, salesperson or
other person has been authorized to
give any information or to make any
representations other than those
contained in this Prospectus and,
if given or made, such information
or representations must not be
relied upon as having been
authorized by IBF VI or any
Underwriter. This Prospectus does
not constitute an offer to sell or
a solicitation of an offer to buy
any of the securities offered
hereby to whom it is unlawful to
make such offer in such
jurisdiction to any person in any
jurisdiction. Neither the delivery
of this Prospectus nor any sale
made hereunder shall, under any
circumstances, create any
implication that information
contained herein is correct as of
any time subsequent to the date
hereof or that there has been no
change in the affairs of IBF VI                   ___________________ 2000
since such date.


====================================   =======================================

                                   PART II.

                    INFORMATION NOT REQUIRED IN PROSPECTUS


              ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     IBF VI's Charter provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Delaware General Corporation Law (the "DGCL"), no director or officer of IBF VI shall have any liability to IBF VI or its stockholders for monetary damages. The DGCL provides that a corporation's charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except: (1) to the extent that it is provided that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. IBF VI's Charter and Bylaws provide that IBF VI shall indemnify and advance expenses to its currently acting and its former directors to the fullest extent permitted by the DGCL and that IBF VI shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law.

     The Charter and Bylaws provide that IBF VI will indemnify its directors and officers and may indemnify employees or agents of IBF VI to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with IBF VI. However, nothing in the Charter or Bylaws of IBF VI protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. To the extent that a director has been successful in defense of any proceeding, the DGCL provides that he shall be indemnified against reasonable expenses incurred in connection therewith.

             ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses in connection with this Registration Statement. IBF VI will pay all expenses of the offering. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission and NASD.

Securities and Exchange Commission Filing Fee       $  13,900.00
NASD Filing Fee                                         5,500.00
Printing Fees and Expenses                             40,000.00
Legal Fees and Expenses                               125,000.00
Accounting Fees and Expenses                           50,000.00
Blue Sky Fees and Expenses                             25,000.00
Indenture Trustee's and Registrar's Fees               35,000.00
Miscellaneous                                         100,600.00
---------------------------------------------------  -----------
TOTAL                                                $400,000.00
                                                     ===========


               ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     In the three years preceding the filing of this registration statement, IBF VI had only one transaction in which it issued its securities. In connection with the formation of IBF VI, it sold 1,000 shares of its common stock to InterBank Funding Corporation ("InterBank") to obtain $250,000 of initial capital. InterBank is the sole stockholder of IBF VI, and two of IBF VI's officers and directors are the sole owners of InterBank. The transaction was intended to be exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereunder. No underwriters were involved in connection with the sales of these securities.



                  ITEM 27. EXHIBITS

Exhibits.

Exhibit No.       SEC Ref. No.      Title of Document                                                Location

1                 (1)               Dealer-Manager Agreement                                         Amend. 2
                                                                                                     Page E-1

2                 (1)               Selling Group Agreement                                          Amend. 2
                                                                                                     Page E-14

3                 (3)(i)            Certificate of Incorporation, as amended                         Initial Filing
                                                                                                     Page E-17

3(a)              (3)(i)            Certificate of Amendment to Certificate of Incorporation         Amend. 1
                                                                                                     Page E-32

3(b)              (3)(i)            Certificate of Amendment to Certificate of Incorporation         Amend. 2
                                                                                                     Page E-18

3(c)              (3)(i)            Certificate of Amendment to Certificate of Incorporation         Amend. 3
                                                                                                     Page E-1

4                 (3)(ii)           By-Laws                                                          Initial Filing
                                                                                                     Page E-21

5                 (4)               Proceeds Escrow Agreement                                        Amend. 2
                                                                                                     Page E-34

6                 (4)               Indenture, with exhibits                                         Amend. 2
                                                                                                     Page E-27

7                 (10)              Management Agreement                                             Amend. 3
                                                                                                     Page E-2

8                 (5)(23)           Opinion and Consent of Brown & Wood LLP                          Amend. 3
                                                                                                     Page E-18

9                 (23)              Consent of Radin, Glass & Co., LLP                               Amend. 3
                                                                                                     Page E-20

10                (25)              Form T-1, Statement of Eligibility under                         Initial Filing
                                    the Trust Indenture Act of 1939                                  Page E-195



         ITEM 28. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling persons of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

          (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                  SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and authorizes this Registration Statement or Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, D.C., on May 11, 2000.

                             IBF VI -- SECURED LENDING CORPORATION


                             By /s/ Simon A. Hershon, President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement or Amendment has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Simon A. Hershon, President                              May 11, 2000
  and Director


/s/ Ehud D. Laska, Director                                  May 11, 2000


/s/ Robert L. Olson, Chief Financial Officer                 May 11, 2000